UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.                )

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Air Lease Corporation
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Air Lease Corporation

2000 Avenue of the Stars, Suite 1000N

Los Angeles, California 90067

(310) 553-0555

March 20, 2017

Dear Fellow Stockholder:

Your officers and directors join me in inviting you to attend the 2017 Annual Meeting of Stockholders at 7:30 a.m., Pacific Time, on Wednesday, May 3, 2017, at Century Plaza Towers, 2029 Century Park East, Concourse Level, Conference Room A, Los Angeles, California 90067.

The expected items of business for the meeting are described in detail in the attached Notice of 2017 Annual Meeting of Stockholders and Proxy Statement.

We look forward to seeing you on May 3rd.

Sincerely,

Steven F. Udvar-Házy

Executive Chairman of the Board

Notice of 2017 Annual Meeting of Stockholders

Time and Date:	7:30 a.m., Pacific Time, on Wednesday, May 3, 2017

Location:	Century Plaza Towers, 2029 Century Park East, Concourse Level, Conference Room A, Los Angeles, California 90067

Agenda:	(1) Elect eight directors, each to serve for a one-year term;

(2) Ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2017;

(3) Advisory vote to approve named executive officer compensation; and

(4) Act upon such other matters as may properly come before the meeting or any postponement or adjournment.

Record Date:	You can vote at the meeting and at any postponement or adjournment of the meeting if you were a stockholder of record on March 7, 2017.

Voting:	Please vote as soon as possible, even if you plan to attend the meeting, to ensure that your shares will be represented. You do not need to attend the meeting to vote if you vote your shares before the meeting. If you are a record holder, you may vote your shares by mail, telephone or the Internet. If your shares are held by a broker or other nominee, you must follow the instructions of your broker or nominee to vote your shares.

Annual Report:	Copies of our 2016 Annual Report to Stockholders (the “Annual Report”), including our 2016 Annual Report on Form 10-K, are being made available to stockholders concurrently with the accompanying proxy statement. We anticipate that these materials will first be made available to stockholders on or about March 24, 2017. You may also access our 2016 Annual Report on Form 10-K, which we have filed with the Securities and Exchange Commission, on our website at http://www.airleasecorp.com.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on May 3, 2017: Our Proxy Statement and Annual Report are available online at http://www.proxyvote.com.

By Order of the Board of Directors,

Carol H. Forsyte

Executive Vice President, General Counsel, Corporate

Secretary and Chief Compliance Officer

Los Angeles, California

March 20, 2017

Proxy Statement Summary

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement and our Annual Report on Form 10-K before voting.

Proposals to be Voted On

Proposal		For More Information	Board Recommendation
Proposal 1: Election of Eight Director Nominees		See pages 11 to 19	✓ FOR Each Director Nominee
Matthew J. Hart Chery Gordon Krongard Marshall O. Larsen Robert A. Milton	John L. Plueger Ian M. Saines Ronald D. Sugar Steven F. Udvar-Házy
Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm		See page 20	✓ FOR
Proposal 3: Advisory Vote to Approve Named Executive Officer Compensation		See page 21	✓ FOR

2017 Proxy Statement   |  Air Lease Corporation  |  i

2016 Financial Highlights

Air Lease Corporation experienced another successful year in 2016. Revenues increased 16% to $1.4 billion compared to 2015, supported by solid balance sheet growth with assets totaling $14 billion as of December 31, 2016. Pre-tax profit margin has expanded over the last five years, increasing from 31% in 2012 to 41% in 2016. Over the same period our pre-tax return on equity doubled, increasing from 9% to 18%.

Compound Annual Growth Rate 2012-2016
Total assets	18%
Total revenues	21%
Income before taxes	30%
Diluted earnings per share	28%

2016 Business Highlights

In 2016, we successfully executed our operational strategy which is designed to drive long-term stockholder value.

Aircraft Activity.    During the year ended December 31, 2016, the net book value of our fleet increased by 11.4% to $12.0 billion. During 2016, we purchased 43 aircraft and sold 46 aircraft, ending the year with a total of 237 owned aircraft and 30 aircraft in our managed fleet portfolio. We leased and managed aircraft to a globally diversified customer base comprised of 85 airlines in 51 countries. As of December 31, 2016, the weighted average lease term remaining of our operating lease portfolio was 6.9 years and the weighted average age of our fleet was 3.8 years.

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Signed Leases, Lease Extensions and Letters of Intent.    During 2016, we signed lease agreements, letters of intent, and lease extension agreements for 122 aircraft with 39 customers across 33 countries. As a result, the minimum future rental payments that our airline customers have committed to us have increased to $23.8 billion from $20.9 billion in the prior year. This includes $9.4 billion in contracted minimum rental payments on the 237 aircraft in our existing fleet and $14.4 billion in minimum future rental payments on the 167 aircraft that we have ordered from the manufacturers which will deliver between 2017 and 2021.

Aircraft Sales.    During the year ended December 31, 2016, we sold 46 aircraft for proceeds of $1.2 billion, recording gains on aircraft sales and trading activity of $61.5 million. In December 2015, we entered into an agreement to sell our fleet of 25 ATR turboprop aircraft. As of December 31, 2016, we had completed the sale of all the ATR aircraft to Nordic Aviation Capital A/S (NAC). In addition, in May 2016, we entered into an agreement to sell 25 Embraer E190 and E175 aircraft to NAC. As of December 31, 2016, 20 aircraft had been transferred to NAC and the remaining five aircraft were sold in the first quarter of 2017.

Increased New Order Pipeline.    During 2016, we entered into supplemental agreements and amendments to existing agreements with Airbus and Boeing to purchase 10 additional aircraft. From Airbus, we agreed to purchase one A350-900 aircraft and one A321-200 aircraft. From Boeing, we agreed to purchase six additional 737-8MAX aircraft and two 787-9 aircraft. Deliveries of the 10 additional aircraft are scheduled to commence in 2017 and continue through 2021. As of December 31, 2016, we had commitments to purchase 363 aircraft from Boeing and Airbus for delivery through 2023, with an estimated aggregate commitment of $27.9 billion, making us one of the world’s largest customers for new commercial jet aircraft.

Dividend Increase.    In November 2016, our board of directors approved a 50% dividend increase, from $0.05 per share to $0.075 per share.

Productivity.    In 2016, our revenue per employee was approximately $18.7 million and our net income per employee was approximately $4.9 million.

2017 Proxy Statement   |  Air Lease Corporation  |  iii

Successful Execution of Succession Plan: Senior Leadership Changes

Effective July 1, 2016, Steven F. Udvar-Házy transitioned from his role as Chief Executive Officer of the Company, which he had held since the formation of the Company in February 2010, to Executive Chairman of the Board of Directors, a full-time officer position at the Company. On the same date, John L. Plueger, formerly President and Chief Operating Officer, became Chief Executive Officer and President of the Company. Gregory B. Willis was elevated to Executive Vice President and Chief Financial Officer from Senior Vice President and Chief Financial Officer on July 1, 2016.

Messrs. Udvar-Házy and Plueger have worked together for over 30 years. Their new roles complement each other and our Company and stockholders will continue to benefit from their successful partnership.

The leadership transition positions our Company to continue to benefit from the deep knowledge, industry relationships and operational experience of Mr. Udvar-Házy in his new full time role of Executive Chairman of the Board.

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Corporate Governance Highlights

We maintain governance practices that we believe establish meaningful accountability for our Company and our Board, including:

✓	All Directors except Executive Chairman and Chief Executive Officer are Independent
✓	Independent Lead Director with Clearly Defined Role and Responsibilities
✓	Majority Vote Standard for Director Elections
✓	Annual Director Elections
✓	Annual Board and Committee Evaluations
✓	Focus on Critical Risk Oversight Role
✓	Management and Board Dialogue to Ensure Successful Oversight and Succession Planning
✓	Director and Executive Officer Stock Ownership Guidelines
✓	Ongoing Board Succession Planning and Board Refreshment

Our eight members of the Board are highly experienced and possess the necessary skills and balance of perspectives to oversee our unique business.

2017 Proxy Statement   |  Air Lease Corporation  |  v

Director Nominees

Name	Age	Director Since	Independent	Occupation	Committee Memberships			Other Boards
					A	NCG	Com
Robert Milton	56	2010	✓	Retired Chairman & CEO, ACE Aviation Holdings and Air Canada	M	C	M	• United Continental Holdings
Matthew J. Hart	64	2010	✓	Retired President & COO, Hilton Hotels Corporation	C	M		• American Airlines Group • American Homes 4 Rent
Cheryl Gordon Krongard	61	2013	✓	Retired Senior Partner, Apollo Management			M	• Legg Mason • Xerox
Marshall O. Larsen	68	2014	✓	Retired Chairman, President & CEO, Goodrich Corporation		M		• Becton, Dickinson and Company • Lowe’s Companies • United Technologies
John L. Plueger	62	2010		Chief Executive Officer & President, Air Lease Corporation				• Spirit AeroSystems Holdings
Ian M. Saines	54	2010	✓	Chief Executive, Funds Management Challenger Limited	M
Ronald D. Sugar	68	2010	✓	Retired Chairman & CEO, Northrop Grumman Corporation		M	C	• Amgen • Apple • Chevron
Steven F. Udvar-Házy	71	2010		Executive Chairman, Air Lease Corporation				• SkyWest

M = Member; C = Chair Committees: Audit = A; Nominating and Corporate Governance = NCG; Compensation = Com
Average Director Tenure is 6 Years; 2 New Directors in Last 3 Years

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Executive Compensation Highlights

Compensation Philosophy

Our executive compensation program is designed to attract, retain and motivate the highest caliber executives in the aircraft leasing industry by offering a comprehensive compensation program that is attractive enough to entice and retain successful senior executives. We also believe it is important that our compensation program attract the most talented executives that are experienced and capable of managing our aircraft fleet with a small team to help drive our profitability.

At the end of 2016, we had total assets of $14.0 billion and we had 76 total employees, resulting in 2016 revenue per employee of approximately $18.7 million and total compensation expense representing 4% of revenues. We believe that the ratio of employees to total assets and total compensation as a percentage of revenues compares favorably to other companies in capital-intensive businesses.

Compensation Governance

Our compensation committee regularly reviews our compensation governance practices to ensure we are incentivizing hard work and high performance while also managing risk. Our executive compensation program currently includes the following features:

What We Do:

✓	Pay for Performance
✓	Double-Trigger Change in Control Provisions
✓	Provide moderate and reasonable severance benefits no greater than three times base salary and target annual bonus
✓	Manage the use of equity incentives conservatively with a net equity burn rate over the last year of less than 1%
✓	Tally Sheets
✓	Stock Ownership Guidelines (6x Base Salary for Chief Executive Officer)
✓	Mitigate Undue Risk
✓	Independent Compensation Consultant
✓	Clawback Policy
✓	Annual “Say-on-Pay”
✓	Robust Stockholder Engagement Program

What We Don’t Do:

x	Hedging and Pledging
x	Tax Gross-Ups
x	Dividend or Dividend Equivalents on Performance Awards
x	Re-Price Stock Options
x	Pension Benefits (other than 401(k))
x	Employment Agreements

Pay-for-Performance Philosophy

Our executive compensation program is designed to reward our executives for contributing to the achievement of our annual and long-term objectives. We set robust goals to align performance-based compensation with the creation of long-term value for our stockholders. We also believe that our directors and employees ownership of our stock is critical to alignment with our stockholders. Our 76 employees along with our independent directors collectively own 10% of the Company.

2017 Proxy Statement   |  Air Lease Corporation  |  vii

Engagement with Stockholders and Compensation Program and Disclosure Enhancements

In an effort to better understand our investors’ perspectives regarding our executive compensation program, we engaged in stockholder outreach in late 2015 and early 2016 and again in late 2016 and early 2017. In our most recent outreach, we met with stockholders holding 48% of outstanding shares. While we regularly communicate with our stockholders, during our most recent outreach we contacted our large stockholders to specifically discuss our compensation philosophy and program and to listen to their feedback. Many of these meetings were attended by Cheryl Gordon Krongard, an independent director and member of our compensation committee. The compensation committee considered our stockholders’ views when making decisions about compensation changes in connection with our leadership changes in July 2016, and in structuring our 2016 and 2017 compensation programs.

We continued to enhance our executive compensation program in response to evolving compensation practices and feedback from our stockholder engagement efforts, specifically by making the following responsive changes:

Demonstrated Responsiveness to Stockholder Feedback
Changes that Support Stronger Executive Pay with Company Performance Alignment
✓

Eliminated Employment Agreements.    In connection with the senior leadership changes made on July 1, 2016, the Company did not enter into new employment agreements with Messrs. Udvar-Házy and Plueger, whose employment agreements terminated on June 30, 2016. Instead, the Company entered into severance agreements to provide them moderate and reasonable severance benefits. The Company currently does not have employment agreements with any of its officers.

✓	Decreased CEO Target Cash and Increased Cash at Risk. In connection with our leadership transition, we changed our new Chief Executive Officer’s compensation structure to place a greater proportion of compensation at risk and subject to long-term Company performance:
	○	Reduced Mr. Plueger’s annual salary from $1.5 million to $1 million
	○	Maintained a target bonus of $1.5 million under our annual performance-based cash bonus program
	○	Decreased target cash compensation by 17% and increased cash at risk by 10%
	○	Discontinued participation in the Company’s deferred bonus plan (for both our Chief Executive Officer and our Executive Chairman)
	○	Changed Mr. Plueger’s mix of compensation so that a significantly greater percentage of his target compensation is being delivered in equity and subject to long-term performance
✓

Replaced Deferred Cash Bonuses with LTI Awards.    In February 2016, we reduced the amount of our senior officers’ cash compensation by replacing long-term cash deferred bonuses with time-vesting restricted stock units beginning in 2016.

✓	Greater Percentage of Total Compensation Delivered in the Form of Equity. 2017 target cash for Chief Executive Officer is 36.4% of total compensation compared to 51% in 2016.
✓

Beginning in 2015 and continuing in subsequent years, the compensation committee reset the beginning per share book value for annual Book Value restricted stock units (“RSUs”) grants made in February to the actual book value per share on December 31st of the most recent year-end. The Company’s per share book value must steadily increase from December 31st of the prior year for the shares to vest.

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✓

The compensation committee explored alternatives to our long-term incentive program to ensure that awards continue to focus executives on actions that generate sustainable value creation and create alignment with stockholders. The Committee determined that our Book Value RSUs and TSR RSUs (which have a 3-year performance measurement period and measure total stockholder return against the S&P MidCap 400 Index with target payout requiring achieving the 55th percentile) continue to be the best vehicles to achieve these purposes.

Changes that Support More Transparent Proxy Disclosures and Discussions of Executive Compensation Program
✓	Expanded compensation program disclosure to provide greater transparency, including by adding summaries and more tables
✓	Explained in greater detail why Messrs. Udvar-Házy and Plueger are individually and as partners highly valuable to our business and how that impacts compensation decisions
✓	Added disclosure regarding lack of a traditional industry peer group and how our compensation committee benchmarks compensation
✓

Added disclosure regarding the role of our independent Lead Director and Executive Chairman of the Board, and disclosed how the independent Lead Director works with the Executive Chairman of the Board and the Chief Executive Officer to provide rigorous Company oversight

✓	Supplemented disclosure about our Board and committee assessment process

2017 Proxy Statement   |  Air Lease Corporation  |  ix

Air Lease Corporation

2000 Avenue of the Stars, Suite 1000N

Los Angeles, California 90067

(310) 553-0555

Proxy Statement for the 2017 Annual Meeting of Stockholders

Corporate Governance and Board Matters

Board of Directors

Our Board of Directors is currently composed of eight members: Matthew J. Hart, Cheryl Gordon Krongard, Marshall O. Larsen, Robert A. Milton, John L. Plueger, Ian M. Saines, Ronald D. Sugar and Steven F. Udvar-Házy. Our directors serve until their successors are duly elected and qualified at the stockholders’ annual meeting each year. Certain information regarding our directors is set forth below in Proposal 1: Election of Directors.

Our Board of Directors held seven meetings in 2016. Each of the directors standing for re-election at the Annual Meeting attended at least 75% of the meetings of the Board of Directors and the committees of the Board of Directors on which he or she served. We expect but do not require our directors to attend the annual meeting of stockholders each year. All of our directors who stood for election at the 2016 annual meeting other than Mr. Saines attended that meeting either in person or by conference telephone.

Director Independence

Each director will qualify as “independent” pursuant to the New York Stock Exchange (the “NYSE”) listing standards only if our Board of Directors affirmatively determines that he or she has no material relationship with us, either directly or as a partner, stockholder or officer of an organization that has a relationship with us. Accordingly, our Board of Directors has affirmatively determined that six of our eight current directors, Mr. Hart, Ms. Krongard, Mr. Larsen, Mr. Milton, Mr. Saines and Dr. Sugar, were independent in accordance with the NYSE rules during the periods in 2016 and 2017 that they served as directors of our Board of Directors. Mr. Milton serves as our lead independent director. Messrs. Udvar-Házy and Plueger are not independent because they are employees of Air Lease Corporation (the “Company”).

2017 Proxy Statement   |  Air Lease Corporation  |  1

Board Leadership

The Board currently has no firm policy as to whether the roles of Chairman of the Board and Chief Executive Officer should be combined or separate. Instead, our Board believes that our leadership structure should be considered in the context of our Company’s circumstances at any given time, including firm culture, strategic objectives and any challenges we may be facing. Therefore, our Board evaluates its leadership structure annually to ensure that the most optimal structure is in place for our Company’s needs – which may evolve over time.

In the event that the Chairman of the Board is not an independent director, the nominating and corporate governance committee may designate an independent director to serve as “Lead Director,” who shall be approved by a majority of the independent directors. The Board of Directors believes having an independent Lead Director provides an appropriate balance between strong Company leadership and appropriate oversight by independent directors.

As part of our Board of Directors’ long-term succession plans for the Company, effective July 1, 2016, the Board established the separate executive position of Executive Chairman of the Board of Directors. Mr. Udvar-Házy, our founder and Chairman and Chief Executive Officer until the July 1st transition, now serves as the Executive Chairman of the Board of Directors, and in addition to his executive officer role, chairs the meetings of the Board of Directors and works closely with Robert A. Milton, our independent Lead Director. John L. Plueger, our Chief Executive Officer, also works closely with Mr. Milton in his role.

The role of the independent Lead Director helps ensure oversight by an active and involved independent Board of Directors, while Mr. Udvar-Házy’s continued engagement as Executive Chairman of the Board enables the Company and the Board of Directors to benefit from the deep knowledge, industry relationships and operational experience of Mr. Udvar-Házy.

Mr. Milton has been elected annually by the independent directors of the Board to serve as independent Lead Director since our initial public offering in 2011. In this role, Mr. Milton has the following responsibilities as set forth in our Corporate Governance Guidelines and as requested by the Board of Directors:

•	chair meetings of the non-management independent directors;

•	call meetings of the independent directors, if deemed appropriate;

•	facilitate communications between other members of the Board and the Chairman and/or Chief Executive Officer;

•	work with the Executive Chairman in the preparation of the agenda for each meeting;

•	work with the Executive Chairman in determining the need for special meetings;

•	lead the annual Board of Directors and committee self-evaluations;

•	be available, as appropriate, for consultations and direct communication with stockholders;

•	meet with any director who is not adequately performing his or her duties as a member of the Board or any committee; and

•	otherwise consult with the Executive Chairman and/or the Chief Executive Officer on matters of governance.

Mr. Milton also serves on each committee of the Board. The Board of Directors believes that Mr. Milton’s extensive aviation industry experience, chief executive officer experience, as well as other board experience make him well suited to serve as its independent Lead Director.

The Board of Directors believes that the leadership structure with a strong independent Lead Director on the one hand, and knowledgeable and experienced Executive Chairman of the Board of Directors on the other, provides balance and is in the best interest of the Company.

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Executive Sessions of Non-Employee Directors

As part of the Board of Directors’ regularly scheduled meetings, the non-employee directors meet in executive session. Any non-employee director can request additional executive sessions. Mr. Milton, as lead independent director, schedules and chairs the executive sessions.

Committees of the Board of Directors

Our Board of Directors has three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee. Our Board of Directors has determined that each of these committees is composed solely of independent directors under the applicable NYSE rules. Our Board of Directors has adopted a charter for each committee that is available on our website at www.airleasecorp.com.

All of the independent members of the Board of Directors are invited to attend all committee meetings and it is the practice of the independent directors to attend the meetings of committees upon which they do not serve. The independent directors believe that their attendance at these meetings enhance their understanding of the business and permit them to spend more time on issues at the Board of Directors meeting.

Audit Committee

Our audit committee consists of Messrs. Hart, Milton and Saines. Mr. Hart is the Chairman of the audit committee. Our audit committee’s duties include, but are not limited to, monitoring (1) the integrity of the financial statements of the Company, (2) the independent registered public accounting firm’s qualifications and independence, (3) the performance of our internal audit function and independent registered public accounting firm, (4) our compliance with legal and regulatory requirements and (5) our overall risk profile. Our audit committee is a separately designated standing audit committee as defined in Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended.

Our audit committee must at all times be composed exclusively of directors who are “financially literate” as defined under the NYSE listing standards. The audit committee also must have at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting or other comparable experience or background that results in the individual’s financial sophistication, and who qualifies as an “audit committee financial expert,” as defined under the rules and regulations of the Securities and Exchange Commission (“SEC”). Our Board of Directors has determined that each member of our audit committee is financially literate and is an “audit committee financial expert. In addition to being “independent” under NYSE rules, each member of our audit committee also meets the independence requirements of the SEC for purposes of serving on an audit committee.

Our audit committee held four meetings in 2016.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of Messrs. Milton, Hart, and Larsen and Dr. Sugar. Mr. Milton is the Chairman of the nominating and corporate governance committee. Our nominating and corporate governance committee monitors the implementation of sound corporate governance principles, practices and risks and will, among other things: (1) identify individuals believed to be qualified to become a member of our Board of Directors and select or recommend candidates for all directorships to be filled, (2) annually review and recommend changes, as appropriate, to our corporate governance guidelines and (3) annually oversee the evaluation of our Board of Directors and its committees. Our nominating and corporate governance committee also reviews and approves all related party transactions in accordance with our policies with respect to such matters.

Our nominating and corporate governance committee held four meetings in 2016.

2017 Proxy Statement   |  Air Lease Corporation  |  3

Compensation Committee

Our compensation committee consists of Dr. Sugar, Ms. Krongard and Mr. Milton. Dr. Sugar is the Chairman of the compensation committee. Our compensation committee has overall responsibility for (1) evaluating, and approving or recommending, all of our compensation plans, policies and programs as they affect the executive officers, including the Executive Chairman and the Chief Executive Officer, (2) overseeing the evaluation of management and succession planning for executive officer positions, (3) at least annually reviewing the compensation (both cash and equity based award compensation) of non-employee directors for service on the Board and its committees and recommending any changes to the Board for approval and (4) reviewing the risk exposure related to the areas of its responsibility.

The compensation committee also oversees preparation of the compensation discussion and analysis to be included in our annual proxy statement, recommends to the Board of Directors whether to so include the compensation discussion and analysis and provides an accompanying report to be included in our annual proxy statement.

The compensation committee has engaged Exequity LLP (“Exequity”), a nationally recognized independent compensation consultant, to provide advice with respect to compensation decisions for the non-employee directors of our Board of Directors and our executive officers.

In addition to being “independent” under NYSE rules, each member of our compensation committee also qualifies as a “non-employee director” under SEC rules and as an “outside director” under Section 162(m) of the Internal Revenue Code for purposes of serving on a compensation committee.

Our compensation committee held seven meetings in 2016.

The Board and Committee Annual Self-Evaluation

To ensure that the Board of Directors and each Board committee functions effectively, the nominating and corporate governance committee and the Board of Directors annually conducts a self-evaluation to identify and assess areas for improvement. The written assessment focuses on the Board composition and its role, the operation of the Board, the Board’s processes relating to the Company’s strategy, financial position and corporate governance and the function and effectiveness of the Board committees. The independent lead director leads the evaluation process which includes collecting the assessment feedback and conducting a one-on-one conversation with each director. The Lead Director shares the results of the evaluations and feedback received with the Board at its February meeting each year, and, as necessary, the Board implements resulting recommendations.

The Board of Directors’ Role in Risk Oversight

The Board of Directors has delegated risk oversight responsibilities to the audit committee, except for risks relating to executive compensation. In accordance with its charter, the audit committee is responsible for monitoring the Company’s policies and practices with respect to risk assessment and risk management. The audit committee periodically meets with our senior executives to discuss, among other things, material risks to our business. The audit committee also periodically meets with representatives of our independent registered public accounting firm. The Chairman of the audit committee reports to the full Board of Directors regarding material risks as deemed appropriate.

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The compensation committee provides oversight with respect to risks that may arise from our compensation arrangements and policies. This is accomplished on an ongoing basis through the compensation committee’s review and approval of specific arrangements and policies to ensure that they are consistent with our overall compensation philosophy and our business goals. The compensation committee periodically discusses any risk-related concerns with senior management and with its independent compensation consultant. The Chairman of the compensation committee will report to the full Board of Directors regarding any material risks as deemed appropriate. In view of this oversight and based on our ongoing assessment, we do not believe that our present employee compensation arrangements, plans, programs or policies are likely to have a material adverse effect on the Company.

The Board of Directors believes that its governance structure supports the Board’s role in risk oversight. Independent directors chair each of the Board committees responsible for risk oversight. The Company has a lead independent director who facilitates communication between management and directors, and all directors are involved in the review of key enterprise risks.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee has at any time been one of our officers or employees. None of our executive officers serves, or in the past year has served, as a member of the board of directors or the compensation committee of any entity that has one or more executive officers who serve on our Board of Directors or compensation committee.

Corporate Governance Guidelines and Code of Business Conduct

Corporate Governance Guidelines

Our Board of Directors has adopted Corporate Governance Guidelines to assist the Board of Directors in the exercise of its duties and responsibilities and to serve the best interests of the Company and our stockholders. The Guidelines are intended to serve as a flexible framework for the conduct of the Board of Directors’ business and not as a set of legally binding obligations. The Guidelines describe the Lead Director’s and the Board of Directors’ responsibilities, the qualification criteria for serving as a director, and standards for the conduct of meetings and establishing and maintaining committees. The Guidelines also confirm that the directors will have full and free access to officers and employees of the Company and have authority to retain independent advisors as necessary and appropriate in carrying out their activities. In addition, the Guidelines establish frameworks for director compensation, director orientation and continuing education, and an annual evaluation of the Board and its committees and of the Guidelines. Finally, the Guidelines charge the compensation committee with oversight of management evaluation and succession, and detail the Company’s policies regarding confidentiality and communications between our Board of Directors and the press and media on matters pertaining to the Company. Our Corporate Governance Guidelines are available on our website at www.airleasecorp.com.

Code of Business Conduct and Ethics

Our Board of Directors has adopted a Code of Business Conduct and Ethics that applies to all of our directors, employees and officers. Among other things, the Code of Business Conduct and Ethics is intended to ensure fair and accurate financial reporting, to promote ethical conduct and compliance with applicable laws and regulations, to provide guidance with respect to the handling of ethical issues, to foster a culture of honesty and accountability and to deter wrongdoing. It also requires disclosure to us of any situation, transaction or relationship that may give rise to any actual or potential conflict of interest.

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Such conflicts must be avoided unless approved by our nominating and corporate governance committee. The Code of Business Conduct and Ethics prohibits our employees, officers and directors from taking, or directing a third party to take, a business opportunity that is discovered through the use of our property. A copy of our Code of Business Conduct and Ethics is available on our website at www.airleasecorp.com.

Certain Relationships and Related Person Transactions

In accordance with our written Related Person Transaction Policy, the nominating and corporate governance committee must review and approve or ratify any transaction in which the amount involved exceeds $120,000 if any of our directors, director nominees, executive officers, beneficial owners of more than 5% of our Class A Common Stock, or any of their respective immediate family members, has a direct or indirect material interest. Certain limited types of related person transactions are deemed to be pre-approved by the nominating and corporate governance committee even if the amount involved exceeds $120,000. In addition, the Chairman of the nominating and corporate governance committee has been delegated the authority to approve or ratify any related person transaction if the amount involved is expected to be less than $1 million. Out of an abundance of caution, the nominating and corporate governance committee will sometimes review and approve or ratify transactions with a related person or an entity affiliated with a related person, even if the related person does not have a direct or indirect material interest in the transaction. The Company has had no related person transactions since January 1, 2016.

Consideration of Director Candidates

Our nominating and corporate governance committee is responsible for identifying and evaluating director candidates based on the perceived needs of the Board of Directors at the time. Among other attributes, our nominating and corporate governance committee will consider a director candidate’s diversity of background and personal experience. In this context, diversity may encompass a candidate’s educational and professional history, community or public service, expertise or knowledge base and certain unique personal characteristics, as well as the candidate’s race, ethnicity, national origin and gender. The nominating and corporate governance committee does not have a formal policy specifying how diversity of background and personal experience should be applied in identifying or evaluating director candidates, and a candidate’s background and personal experience, while important, does not necessarily outweigh other attributes or factors the nominating and corporate governance committee considers in evaluating candidates.

The most important characteristic of any director candidate is his or her ability to faithfully represent the interests of our stockholders. Other important qualities include the candidate’s integrity, judgment and independence of thought; an absence of conflicting time commitments; financial literacy; leadership experience; and a fit of abilities and personality that helps build an effective, collegial and responsive Board of Directors. Any stockholder may recommend a director candidate for our nominating and corporate governance committee to consider by submitting the candidate’s name and qualifications to us in care of the Secretary at the address for our principal executive office listed on the cover page of this Proxy Statement. Director candidates recommended by a stockholder are considered in the same manner as any other candidates, although the nominating and corporate governance committee may prefer candidates who are personally known to the existing directors and whose reputations are highly regarded. Our nominating and corporate governance committee has not retained professional search firms to assist it in recruiting potential director candidates.

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Our bylaws provide that stockholders of record seeking to nominate candidates for election as directors at our annual meeting of stockholders (or to bring other business before our annual meeting of stockholders) may do so by providing timely notice of their intent in writing. To be timely, the notice from the stockholder of record must be delivered to the Secretary at our principal executive office not less than 90 days nor more than 120 days prior to the first anniversary of the prior year’s annual meeting. Our bylaws also specify certain requirements as to the form and content of the necessary notice. For more information, see the section below titled Stockholder Proposals and Director Nominations for our 2018 Annual Meeting of Stockholders.

Communications with the Board of Directors

Stockholders and any other interested parties who wish to communicate with the Board of Directors or an individual director, including our lead independent director, may send a letter to the Secretary at the address for our principal executive office listed on the cover page of this Proxy Statement. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Board Communication” or “Director Communication”. All such letters must clearly state the author’s interest in the Company and whether the intended recipients are all members of the Board of Directors or just certain specified individual directors. The Secretary will make copies of all such letters and circulate them to the appropriate director or directors.

Director Compensation

Our Board of Directors sets non-employee director compensation based on recommendations from the compensation committee. Directors who also serve as employees to the Company (currently Messrs. Udvar-Házy and Plueger) do not receive separate compensation for their service on our Board of Directors. The compensation committee reviews, at least annually, the compensation (both cash and equity based award compensation) of non-employee directors for service on the Board and its committees. The compensation committee’s independent compensation consultant assists in this review, including obtaining market information and designing various aspects of our compensation program for the directors. After its review the compensation committee recommends any changes to the Board for approval.

Annual Retainer Fees and Other Cash Fees

Retainers under our non-employee compensation program for 2016 were as follows:

Cash Compensation	Annual Compensation (paid quarterly)
Annual Board Retainer	$ 80,000
Committee Chair Retainer
• Audit	$ 20,000
• Compensation	$ 10,000
• Nominating and Corporate Governance	$ 10,000
Committee Member Retainer
• Audit	$ 15,000
• Compensation	$ 10,000
• Nominating and Corporate Governance	$ 10,000
Lead Director Retainer	$ 50,000

Based on the compensation committee’s 2016 review of Board compensation, with input from the compensation committee’s independent compensation consultant, and the compensation committee’s

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recommendations to the Board, the Board approved the payment of conditional meeting fees in the event that in the future there are periods of unexpected and increased participation required by the non-employee directors, and a per diem fee in certain circumstances, as described below.

Effective January 1, 2017, a non-employee director will receive a meeting fee of $1,500 per meeting (i) if he or she attends a number of Board meetings in excess of the number of scheduled meetings plus two additional Board meetings during the applicable calendar year or (ii) if he or she attends during the applicable year a number of meetings of a committee on which he or she serves, in excess of the number of scheduled meetings plus two additional meetings of that committee for that year.

Because the above change was adopted in November 2016, if during the remainder of 2016, the Board of Directors or the compensation committee had held any additional meetings or if either of the audit committee or nominating and corporate governance committee had held three or more additional meetings, each non-employee director of the Board or member of such committees would have received $1,500 per meeting for attending any of these additional meetings. No fees for attending additional meetings were paid in 2016.

In addition, effective January 1, 2017 non-employee directors may be paid a per diem fee of $2,500 for non-ordinary course Board or committee activity (excluding any educational events) subject to the approval of the Board, the Chairman of the Board or the Lead Director of the Board.

As a matter of policy each director could elect to have his or her retainer paid in cash or shares of our Class A Common Stock, or a combination thereof.

Equity Awards

Each non-employee director who joins our Board of Directors receives an initial grant of restricted stock units (“RSUs”) to be settled in shares of our Class A Common Stock (“Initial Director Grant”) with an aggregate value of $180,000. Thereafter, each year our non-employee directors receive an annual RSU award to be settled in shares of Class A Common Stock (the “Annual Director Grant”) with an aggregate value of $120,000.

The value of all grants of RSUs is based on the closing price of our Class A Common Stock on the date of grant. All RSUs awarded to our non-employee directors vest in full on the first anniversary of the grant date, and if the Board of Directors service of such a director terminates for any reason, other than following a change in control, the RSUs will vest on a daily prorated basis according to the number of days between the grant date and the termination of service, divided by 365. If the service terminates following a change in control, the RSUs will vest in full. The Initial Director Grants and the Annual Director Grants are made pursuant to the Air Lease Corporation 2014 Equity Incentive Plan or any successor plan.

Since January 1, 2015, each director may annually elect to defer the receipt of his or her Annual Director Grant shares beyond the one year vesting period. Directors may elect to defer his or her shares until separation from service or alternatively, may elect a deferral period of five years or ten years from the date of grant, provided that shares will be distributed upon a separation from service, a change of control or at death, if earlier than the elected deferral date. Deferred restricted stock units receive dividend equivalents which are reinvested in additional restricted stock units based on the market price of the Company’s Class A Common Stock on the date the dividends are paid.

On May 4, 2016, each non-employee director received an Annual Director Grant.

Other Arrangements

We reimbursed directors for travel and lodging expenses incurred in connection with their attendance at meetings. We also have entered into agreements with each of our non-employee directors to provide

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them with indemnification and advancement of expenses to supplement that provided under our certificate of incorporation and bylaws, subject to certain requirements and limitations.

Director Compensation Summary

The following table sets forth compensation paid to or earned by the individuals who served as non-employee directors of our Company during 2016.

Name	Fees earned or paid in cash ($)(1)	Stock Awards ($)(2)	Total ($)
Mr. Hart	$125,000	$120,000	$245,000
Ms. Krongard	$90,000	$120,000	$210,000
Mr. Larsen	$90,000	$120,000	$210,000
Mr. Milton	$175,000	$120,000	$295,000
Mr. Saines(3)	$95,000	$120,000	$215,000
Dr. Sugar	$110,000	$120,000	$230,000
(1)	Fees Earned or Paid in Cash: The amount shown for each non-employee director is composed of his or her annual retainer fees and committee and/or Chairmanship fees. During 2016 Mr. Saines elected to receive all or a portion of his annual cash retainer or other cash fees in the form of shares of Class A Common Stock, rounded down to the nearest whole share. See footnote 3 below. No meeting fees were earned with respect to service during 2016.

(2)	Stock Awards: On May 4, 2016, each of the non-employee directors was granted an Annual Director Grant of RSUs covering 3,982 shares. There were no other outstanding equity awards for our non-employee directors on December 31, 2016; except that two directors deferred the settlement of their 2015 Annual Director Grant of RSUs covering 3,076 shares that vested on May 6, 2016. Messrs. Larsen and Saines each had outstanding awards of 3,088 restricted stock units, including accrued dividend equivalents, in connection with the deferral of each of their 2015 Annual Director Grant of RSUs covering 3,076 shares that vested on May 6, 2016.

The dollar amounts shown for these stock awards reflect $30.13 per share which is the grant date fair value of one share of Class A Common Stock computed in accordance with GAAP. Each RSU represents a contingent right to receive one share of our Class A Common Stock.

(3)	Mr. Saines elected to receive shares of Class A Common Stock in lieu of his annual cash retainer or other cash fees as follows: 803 shares at $29.56 per share on February 24, 2016; 788 shares at $30.13 per share on May 4, 2016 and 848 shares at $27.98 per share on August 3, 2016.

As of December 31, 2016, our non-employee directors held the following vested restricted stock units:

Name	Number of Restricted Stock Units
Mr. Hart	0
Ms. Krongard	0
Mr. Larsen (1)	3,088
Mr. Milton	0
Mr. Saines (1)	3,088
Dr. Sugar	0
(1)	Messrs. Larsen and Saines each had outstanding awards of 3,088 restricted stock units, including accrued dividend equivalents, in connection with the deferral of each of their 2015 Annual Director Grant of RSUs covering 3,076 shares that vested on May 6, 2016.

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Director Stock Ownership Guidelines

Our Board of Directors has adopted stock ownership guidelines for all non-employee directors. Each non-employee director has five years from the time he or she becomes subject to these guidelines to achieve ownership of Class A Common Stock equivalents with an aggregate market value equal to three times the amount of the then current cash retainer fee for service on our Board of Directors. For a non-employee director, Class A Common Stock equivalents are shares of Class A Common Stock personally owned by the director, shares of Class A Common Stock underlying vested RSUs awarded to a director and shares of Class A Common Stock underlying unvested RSUs awarded to a director that are subject to time vesting only. All directors have met or exceeded the guidelines as set forth in the table below.

Target Ownership			Actual Ownership
Current Outside Director Annual Cash Retainer Fee	Multiple of Annual Retainer	Multiple Expressed in Dollars	Director	Multiple of Annual Retainer	Value of Shares held by Director*
$ 80,000	3x	$240,000	Mr. Hart	15x	$1,205,597
			Ms. Krongard	11x	$864,397
			Mr. Larsen	7x	$570,969
			Mr. Milton	15x	$1,205,597
			Mr. Saines	10x	$799,841
			Dr. Sugar	34x	$2,766,797

*	Based on the closing price of the Company’s Class A Common Stock on March 7, 2017.

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Items of Business

Proposal 1: Election of Directors

At the Annual Meeting, the Board of Directors is recommending to stockholders that Mr. Matthew J. Hart, Ms. Cheryl Gordon Krongard, Mr. Marshall O Larsen, Mr. Robert A. Milton, Mr. John L. Plueger, Mr. Ian M. Saines, Dr. Ronald D. Sugar and Mr. Steven F. Udvar-Házy each be elected as a director to serve for a one-year term ending at the 2018 annual meeting of stockholders. Each of the nominees named below is currently a director and was elected at the Annual Meeting held on May 4, 2016. No arrangement or undertaking exists between any nominee and any other person or persons pursuant to which any nominee was or is to be selected as a director or nominee, and there are no family relationships among any of our directors or executive officers. Each nominee has consented to be nominated and has agreed to serve as a director if elected. Should any of these individuals become unable to serve as a director prior to the Annual Meeting, the proxies for the Annual Meeting will, unless otherwise directed, vote for the election of such other individual as the Board of Directors may recommend, unless the Board in its discretion reduces the number of directors.

Under our Bylaws, a director nominee will be elected to the Board of Directors if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election at the Annual Meeting. Abstentions and broker non-votes will have no effect on the outcome of the director election.

The Board of Directors recommends that you vote “FOR” the election to the Board of Directors of each of the eight nominees.

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A summary of each nominee’s principal occupation, recent professional experience, directorships at other public companies for at least the past five years, and certain other qualifications, is provided below:

Matthew J. Hart Retired President and Chief Operating Officer of Hilton Hotels Corporation Age: 64 Director since May 2010

Board Committees

•	Audit

•	Nominating and Corporate Governance

Other Public Company Directorships

•	American Airlines Group Inc.

•	Trustee, American Homes 4 Rent

Mr. Hart served as President and Chief Operating Officer of Hilton Hotels Corporation, a global hospitality company, from May 2004 until the buyout of Hilton by a private equity firm in October 2007. Mr. Hart also served as Executive Vice President and Chief Financial Officer of Hilton from 1996 to 2004. Prior to joining Hilton, Mr. Hart served as the Senior Vice President and Treasurer of The Walt Disney Company and Executive Vice President and Chief Financial Officer for Host Marriott Corp. He was a director of US Airways Group, Inc. from 2006 until its December 2013 merger with American Airlines Group Inc. (formerly AMR Corporation) and of B. Riley Financial, Inc. from July 2009 until October 2015.

Qualifications:

Mr. Hart possesses significant executive experience in the hotel industry and currently serves on the board of directors of a major U.S. airline. Mr. Hart provides our Board of Directors with an important combination of management, airline industry and financial expertise. His past experience as the chief financial officer of two Fortune 500 companies, and his current service on the audit committees of two other public companies, make him instrumental in helping our Board of Directors implement business and financial strategy.

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Cheryl Gordon Krongard Private Investor Age: 61 Director since December 2013

Board Committee

•	Compensation

Other Public Company Directorships

•	Legg Mason, Inc.

•	Xerox Corporation

Ms. Krongard is engaged in private investment activities. Ms. Krongard was a senior partner of Apollo Management, L.P., a private investment company, from January 2002 to December 2004. From 1994 to 2000, she served as the Chief Executive Officer of Rothschild Asset Management and as Senior Managing Director for Rothschild North America. Additionally, she served as a director of Rothschild North America, Rothschild Asset Management, Rothschild Asset Management BV, and Rothschild Realty Inc. and as Managing Member of Rothschild Recovery Fund. Ms. Krongard also served as a director of US Airways Group, Inc. from 2003 until its December 2013 merger with American Airlines Group Inc. (formerly AMR Corporation). Ms. Krongard was elected a lifetime governor of the Iowa State University Foundation in 1997 and has served as Chairperson of its Investment Committee. She also is a member of the Deans Advisory Council, Iowa State University College of Business.

Qualifications:

Ms. Krongard brings substantial asset management expertise and leadership experience serving as a senior executive at large, complex asset management organizations. Her strategic planning experience and airline experience gained as a director of a public company is a key resource to our Board of Directors for financial investments and business strategy.

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Marshall O. Larsen Retired Chairman, President and Chief Executive Officer of Goodrich Corporation Age: 68 Director since May 2014

Board Committee

•	Nominating and Corporate Governance

Other Public Company Directorships

•	Becton, Dickinson and Company

•	Lowe’s Companies, Inc.

•	United Technologies Corporation

Mr. Larsen served as Chairman, President and Chief Executive Officer of Goodrich Corporation, a supplier of systems and services to the aerospace and defense industry, from 2003 until his retirement in July 2012 when the company was acquired by United Technologies Corporation. He was elected as President and Chief Operating Officer of Goodrich in February 2002, and as a director in April 2002. From 1995 through January 2002, Mr. Larsen served as Executive Vice President of Goodrich and President and Chief Operating Officer of Goodrich Aerospace division of Goodrich. Mr. Larsen joined Goodrich in 1977. Mr. Larsen is a former director of the Federal Reserve Bank of Richmond and former Chairman of the U.S. Aerospace Industries Association. He is active in numerous community activities and is a member of the Krannert School of Management Advisory Board, Purdue University.

Qualifications:

Mr. Larsen brings substantial business and leadership experience as the chairman and chief executive officer of a publicly-traded company for nine years including insights in governance, regulatory and management issues facing public companies. His in-depth knowledge of the aerospace industry and the conditions that affect the industry significantly benefits the discussions of our Board of Directors.

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Robert A. Milton Retired Chairman and Chief Executive Officer of ACE Aviation Holdings, Inc. Age: 56 Director since April 2010

Board Committees

•	Audit

•	Compensation

•	Nominating and Corporate Governance

Other Public Company Directorships

•	United Continental Holdings, Inc.

Mr. Milton was the Chairman and Chief Executive Officer of ACE Aviation Holdings, Inc., a holding company for Air Canada and other aviation interests (“ACE”) from 2004 until June 2012. He also was the President of ACE from 2004 until 2011. Mr. Milton was also the Chairman of Air Canada from 2004 until 2007. He held the position of President and Chief Executive Officer of Air Canada from August 1999 until December 2004. Mr. Milton is a former director of US Airways Group, Inc. and of AirAsia Berhad. He is a member of the board of directors of the Smithsonian National Air & Space Museum. Mr. Milton served as Chair of the International Air Transport Association’s Board of Governors from 2005 to 2006. He is a past Trustee of the Georgia Tech Foundation and also a past Chairman of the Georgia Tech Advisory Board.

Qualifications:

Mr. Milton’s extensive experience in the aviation industry, including his many years with Air Canada, provides our Board of Directors with deep industry experience. Our Board of Directors has benefited from Mr. Milton’s many relationships in the aircraft manufacturing, aircraft leasing and airline industries. Mr. Milton’s management experience and understanding of the aircraft leasing industry make him an ideal choice to act as our lead independent director.

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John L. Plueger Chief Executive Officer and President of Air Lease Corporation Age: 62 Director since April 2010

Other Public Company Directorships

•	Spirit AeroSystems Holdings, Inc.

Mr. Plueger, who became our Chief Executive Officer and President in July 2016, had served as our President and Chief Operating Officer since March 2010. Mr. Plueger has more than 30 years of aviation industry and aircraft leasing experience, 23 of which were with International Lease Finance Corporation (“ILFC”) where he served as acting Chief Executive Officer from February 2010 to March 2010, as President and Chief Operating Officer from 2002 to February 2010 and on its board of directors from 2002 to 2010. Mr. Plueger’s professional experience also includes testifying before the U.S. House of Representatives as an aircraft leasing industry expert witness as well as responding to European Commission formal inquiries concerning aerospace industry related mergers and acquisitions. Mr. Plueger is a Certified Public Accountant and is an FAA Airline Transport Pilot with type ratings on multiple jet aircraft and single/multi engine and instrument instructor ratings. Mr. Plueger is the chairman of the board of directors of the Smithsonian National Air and Space Museum and a member of the Pepperdine University Board of Regents.

Qualifications:

Mr. Plueger has more than 30 years of aviation industry and aircraft leasing experience, providing our Board of Directors with an in-depth understanding of our business. His many years of business, financial, accounting, managerial and executive experience in our industry make him an invaluable member of our Board of Directors.

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Ian M. Saines Chief Executive, Funds Management Challenger Limited Age: 54 Director since June 2010

Board Committee

•	Audit

Other Public Company Directorships

•	None

Mr. Saines is Chief Executive, Funds Management of Challenger Limited, an Australian investment management firm. From December 2013 to March 2, 2015 he was engaged in private investment activities. From December 2008 to December 2013, Mr. Saines was employed by Commonwealth Bank of Australia in the role of Group Executive of the Institutional Banking and Markets Division. At Commonwealth Bank of Australia as a member of the bank’s senior executive committee, Mr. Saines was responsible for managing Commonwealth Bank’s relationships with major corporate, government and investor clients and providing a full range of capital raising, transactional and risk management products and services. Prior to joining Commonwealth Bank of Australia in May 2004, Mr. Saines was a Management Committee member of Zurich Capital Markets Asia, the investment banking arm of the Zurich Financial Services Group. He previously held various senior roles with Bankers Trust Australia Limited and was also employed by the Reserve Bank of Australia. He is currently a director of the American Australian Association Limited. Mr. Saines is a Fellow of the Australian Institute of Company Directors (FAICD).

Qualifications:

Mr. Saines brings to our Board of Directors a wealth of experience in commercial banking and deep knowledge of financial risk management. He provides our Board of Directors with key insights with respect to financial products, the financial markets, capital raising activities and the management of a large, complex business.

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Ronald D. Sugar Retired Chairman of the Board and Chief Executive Officer of Northrop Grumman Corporation Age: 68 Director since April 2010

Board Committees

•	Compensation

•	Nominating and Corporate Governance

Other Public Company Directorships

•	Amgen Inc.

•	Apple Inc.

•	Chevron Corporation

Dr. Sugar was Chairman of the Board and Chief Executive Officer of Northrop Grumman Corporation, a global aerospace and defense company, from 2003 until 2010 and President and Chief Operating Officer from 2001 until 2003. He was President and Chief Operating Officer of Litton Industries, Inc. from 2000 until the company was acquired by Northrop Grumman in 2001. He was earlier Chief Financial Officer of TRW Inc. He is also a senior adviser to Ares Management LLC, Bain & Company and Northrop Grumman Corporation. He is a trustee of the University of Southern California, board of visitors member of the University of California, Los Angeles Anderson School of Management, past Chairman of the Aerospace Industries Association, and a member of the National Academy of Engineering.

Qualifications:

Dr. Sugar has significant executive experience in the global aerospace business. In addition to drawing on Dr. Sugar’s in-depth executive and financial experience in related industries, our Board of Directors also benefits from Dr. Sugar’s current experience as a board member of three Fortune 500 companies. He has particularly useful experience with risk oversight, advanced technology, and a deep understanding of legislative and regulatory processes.

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Steven F. Udvar-Házy Executive Chairman of the Board of Directors of Air Lease Corporation Age: 71 Director since February 2010

Other Public Company Directorships

•	SkyWest, Inc. (Lead Director)

Mr. Udvar-Házy, who was appointed our Executive Chairman of the Board of Directors in July 2016, had served as our Chairman and Chief Executive Officer since our launch in February 2010. In 1973, Mr. Udvar-Házy co-founded the aircraft leasing business that became ILFC and from 1973 to February 2010 served as Chairman and Chief Executive Officer of ILFC. ILFC became a subsidiary of American International Group, Inc. in 1990. Mr. Udvar-Házy is an FAA Airline Transport Pilot with type ratings on multiple jet aircraft and has over 30 years of experience flying jet aircraft.

Qualifications:

Mr. Udvar-Házy brings extensive industry, managerial and leadership experience to our Board of Directors. With more than 40 years of aviation industry experience, Mr. Udvar-Házy provides our Board of Directors with a critical understanding and appreciation of our business and the know-how to craft and execute on our business and strategic plans. He is the founder, and a substantial stockholder, of our Company.

The Board of Directors recommends a vote FOR election of all the Directors set forth above.

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Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm

Our audit committee has appointed KPMG LLP as our independent registered public accounting firm to audit our financial statements for 2017. During 2016, KPMG served as our independent public accounting firm and provided certain other audit-related services. Representatives of KPMG are expected to attend the Annual Meeting, be available to respond to appropriate questions and, if they desire, make a statement.

This is a non-binding vote. If KPMG’s appointment is not ratified, the audit committee will reconsider whether to retain KPMG, but still may retain KPMG. Even if the appointment is ratified, the audit committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be appropriate.

Approval of the ratification of KPMG as our independent registered public accounting firm for 2017 requires the affirmative vote of a majority of shares of Class A Common Stock present or represented, and entitled to vote thereon, at the Annual Meeting. Abstentions will have the same effect as a vote “Against” the proposal.

The Board of Directors recommends that you vote FOR the ratification of KPMG LLP as our independent registered public accounting firm for 2017.

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Proposal 3: Advisory Vote to Approve Named Executive Officer Compensation

We are seeking an advisory vote from our stockholders to approve our named executive officer compensation as disclosed in the section below titled Executive Compensation. Notwithstanding the majority of votes in favor of holding the advisory vote on named executive officer compensation every three years at the 2012 annual meeting of stockholders, the Board of Directors decided to hold the advisory vote every year in response to the significant number of shares voted in favor of an annual vote and a desire to adopt what is now perceived to be a governance best practice. Our named executive officers include Mr. John Plueger, our Chief Executive Officer and President and Mr. Udvar-Házy, our Executive Chairman of the Board of Directors and the four other executive officers named in the tables that appear in the Executive Compensation section below.

Our executive compensation program is designed to attract, motivate and retain the most talented individuals in the aircraft leasing business and to create long-term value for our stockholders. The compensation committee and our Board of Directors believe that the program has been successful in accomplishing these objectives as reflected by our strong financial performance in 2016.

The combination of a competitive base salary and bonus, and the potential for even greater rewards as a stockholder, has helped us assemble and retain a formidable management team and focus them on growing the value of the Company over the long term. We believe having a small, but highly experienced and motivated senior management team is essential to the success of the Company and provides us with an important competitive advantage.

Stockholders are urged to read the section titled Executive Compensation—Compensation Discussion and Analysis set forth below, which contains a detailed description of how our compensation program implements our compensation philosophy.

We are asking our stockholders to vote FOR the following advisory resolution:

RESOLVED, that the stockholders of Air Lease Corporation approve, on an advisory basis, the compensation paid to its named executive officers, as disclosed pursuant to Item 402 of Regulation S-K under the Securities Exchange Act of 1934, as amended, including the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth below in the section titled Executive Compensation.

This is a non-binding vote and is being provided as required pursuant to Section 14A of the Securities Exchange Act. The compensation committee and our Board of Directors will continue to review the voting results in connection with their regular evaluation of our compensation program. They also will continue to consider any input from our major stockholders throughout the year in connection with their annual evaluation.

Approval of this advisory vote requires the affirmative vote of a majority of shares of Class A Common Stock present or represented, and entitled to vote thereon, at the Annual Meeting. Abstentions will have the same effect as a vote “Against” the proposal. Broker non-votes will have no effect on the outcome of the advisory vote.

The Board of Directors recommends that you vote FOR the advisory resolution to approve our named executive officer compensation.

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Executive Compensation

Dear Fellow Stockholder,

As stewards of the Air Lease Corporation compensation program, we – the members of the Compensation Committee – are highly focused on ensuring that our compensation program promotes the creation of stockholder value. We accomplish this by delivering the majority of our executive’s compensation in performance-based vehicles, and setting robust goals that challenge our executives to contribute to our annual and long-term objectives and reward them when those objectives are achieved.

Our compensation program has been designed to address some of the unique challenges we face, given we operate in a highly specialized industry in which most of the companies are foreign, private or are subsidiaries of other large companies. For this reason, traditional peer group benchmarking is challenging and would produce incomparable data. Moreover, our business requires a small number of extraordinary and talented individuals with industry experience to manage and lead a highly capital-intensive business. Given these challenges, we are constantly evaluating the best way to reward our executives for their impressive accomplishments, including increasing assets 18% and revenues 21% (in each instance, on a compounded annual basis since 2012), and retain these high-caliber executives in a competitive market. This year was no different. In an effort to better understand our investors’ perspectives regarding our executive compensation program, one of our members, Cheryl Krongard, participated in a number of meetings with stockholders during 2016 and early 2017.

In direct response to the feedback we have received from investors over the last two years, we made certain changes to John Plueger’s pay structure upon his appointment to Chief Executive Officer, including:

•	Reduced his base salary from $1.5 million to $1 million

•	Reduced his total target cash compensation

•	Discontinued his participation (and the participation of our Executive Chairman) in the deferred bonus program

•	Changed his mix of compensation so that a significantly greater percentage of his target compensation is being delivered in equity and subject to long-term performance

In aggregate, these changes increased the percentage of our Chief Executive Officer’s total target compensation delivered via long-term performance equity.

We also received significant positive feedback regarding our compensation program, and preserved the features that resonated with investors, including:

•	Annual bonus payouts that are determined based on a corporate performance factor which is heavily weighted towards objective financial metrics with rigorous targets

•	Long term incentive compensation that is delivered in performance shares, with 50% of the total award earned based on meeting book value per share targets and 50% earned based on relative TSR (total stockholder return)

•	Incentive program metrics that align our management team with our strategic priorities

We are committed to continuously evaluating our compensation programs, and to hearing from our stockholders as part of a permanent annual outreach process. We encourage you to reach out with any questions or feedback related to our compensation program.

Sincerely,

Dr. Ronald D. Sugar, Chairman

Cheryl Gordon Krongard

Robert A. Milton

Compensation Committee members

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Compensation Discussion and Analysis (“CD&A”)

Executive Summary

This Compensation Discussion and Analysis (this “CD&A”) discusses executive compensation for the following Named Executive Officers (“NEOs”) for fiscal year 2016:

Named Executive Officers
John L. Plueger	Chief Executive Officer and President
Steven F. Udvar-Házy	Executive Chairman of the Board
Jie Chen	Executive Vice President and Managing Director, Asia
Grant A. Levy	Executive Vice President, Marketing and Commercial Affairs
Gregory B. Willis	Executive Vice President and Chief Financial Officer
Marc H. Baer	Executive Vice President, Marketing and Commercial Affairs

This Compensation Discussion and Analysis should be read together with the executive compensation tables that follow, which disclose the compensation awarded to, earned by or paid to our NEOs with respect to 2016.

Compensation Philosophy: Pay for Performance

Our executive compensation program is designed for a company with a small number of extraordinary and talented individuals with industry experience to manage and lead a highly capital-intensive business. We do this by tying compensation to the achievement of performance goals that promote the creation of stockholder value and by designing compensation to reward and retain our high-caliber executives in a competitive market. This balancing of objectives is demonstrated by the substantial portion of our executives’ compensation that is variable and at risk based on individual and Company performance.

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Our compensation structure and pay for performance philosophy have incentivized our 76 employee team to deliver outstanding long term performance at a very low cost to stockholders. In fact, in 2016 our entire compensation expense (for all employees) represented just 4% of revenues. In addition, our 76 employees along with our independent directors collectively own approximately 10% of the Company. We believe that this significant ownership by our employees and directors also helps ensure that we are aligned with the interests of our stockholders and that our compensation program drives sustainable growth.

Business Overview and Strategy

Business Overview

The Company is a leading aircraft leasing company that was founded by aircraft leasing pioneer, Mr. Udvar-Házy, in February 2010. Since its founding, the Company has rapidly grown and as of December 31, 2016, had 85 customers in 51 countries.

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Strategy for Value Creation

Our strategy is primarily to purchase new commercial aircraft directly from aircraft manufacturers and lease those aircraft to airlines throughout the world, while prioritizing strong financial management and a conservative capital structure. We believe this strategy will continue to generate sustainable growth and attractive returns on equity over the long term.

Strategy for Value Creation
Aircraft Acquisition

•    Focus on the most in-demand and widely distributed, modern technology, fuel-efficient aircraft

•    Capitalize on our orderbook – a key competitive advantage that provides (i) access to a steady pipeline of attractively priced new aircraft which we order in advance and purchase directly from the manufacturers and (ii) gives us strong visibility into growth and revenue streams

Aircraft Leasing	• Prioritize long-term contracted cash flows ○ Manage customer concentrations by geography and region ○ Enter into long-term leases with staggered maturities ○ Balance exposure by aircraft type
Aircraft Sales	• Maintain a young aircraft portfolio by selling aircraft at the end of the first third of its expected life
Fleet Management	• Provide fleet management services that further bolster market intelligence and provide strong insight into market trends and future aircraft demands
Financial Management

•    Maintain a conservative capital structure:

○       Strong balance sheet with substantial liquidity of $2.7 billion

○      Low debt/equity target of 2.5x

○      High fixed rate debt target of 80%

○       Large unencumbered asset base of $14 billion

2016 Performance

2016 Financial Highlights

We had another successful year in 2016. Revenues increased 16% to $1.4 billion compared to 2015, supported by solid balance sheet growth with assets totaling $14 billion as of December 31, 2016. Pre-tax profit margin has expanded over the last five years, increasing from 31% in 2012 to 41% in 2016. Over the same period our pre-tax return on equity doubled, increasing from 9% to 18%.

Compound Annual Growth Rate 2012-2016
Total assets	18%
Total revenues	21%
Income before taxes	30%
Net income per share (diluted)	28%

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2016 Business Highlights

In 2016, we successfully executed our operational strategy which is designed to drive long-term stockholder value.

Aircraft Activity.    During the year ended December 31, 2016, the net book value of our fleet increased by 11.4% to $12.0 billion. During 2016, we purchased 43 aircraft and sold 46 aircraft, ending the year with a total of 237 owned aircraft and 30 aircraft in our managed fleet portfolio. We leased and managed aircraft to a globally diversified customer base comprised of 85 airlines in 51 countries. As of December 31, 2016, the weighted average lease term remaining of our operating lease portfolio was 6.9 years and the weighted average age of our fleet was 3.8 years.

Signed Leases, Lease Extensions and Letters of Intent.    During 2016, we signed lease agreements, letters of intent, and lease extension agreements for 122 aircraft with 39 customers across 33 countries. As a result, the minimum future rental payments that our airline customers have committed to us have increased to $23.8 billion from $20.9 billion in the prior year. This includes $9.4 billion in contracted minimum rental payments on the 237 aircraft in our existing fleet and $14.4 billion in minimum future rental payments on the 167 aircraft that we have ordered from the manufacturers which will deliver between 2017 and 2021.

Aircraft Sales.    During the year ended December 31, 2016, we sold 46 aircraft for proceeds of $1.2 billion, recording gains on aircraft sales and trading activity of $61.5 million. In December 2015, we entered into an agreement to sell our fleet of 25 ATR turboprop aircraft. As of December 31, 2016, we had completed the sale of all the ATR aircraft to Nordic Aviation Capital A/S (NAC). In addition, in May 2016, we entered into an agreement to sell 25 Embraer E190 and E175 aircraft to NAC. As of December 31, 2016, 20 aircraft had been transferred to NAC and the remaining five aircraft were sold in the first quarter of 2017.

Increased New Order Pipeline. During 2016, we entered into supplemental agreements and amendments to existing agreements with Airbus and Boeing to purchase 10 additional aircraft. From Airbus, we agreed to purchase one A350-900 aircraft and one A321-200 aircraft. From Boeing, we agreed to purchase six additional 737-8MAX aircraft and two 787-9 aircraft. Deliveries of the 10 additional aircraft are scheduled to commence in 2017 and continue through 2021. As of December 31, 2016, we had commitments to purchase 363 aircraft from Boeing and Airbus for delivery through 2023, with an estimated aggregate commitment of $27.9 billion, making us one of the world’s largest customers for new commercial jet aircraft.

Dividend Increase.    In November 2016, our board of directors approved a 50% dividend increase, from $0.05 per share to $0.075 per share.

Productivity.    In 2016, our revenue per employee was approximately $18.7 million and our net income per employee was approximately $4.9 million.

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For a comprehensive discussion of our financial results, please review our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, which was filed with the SEC on February 23, 2017 and is available at http://www.airleasecorp.com/investors.

Return to Stockholders

The chart below illustrates the returns we delivered to our stockholders from 2014 through 2016 as compared to the S&P MidCap 400 Index over the same timeframe. Since 2014, the S&P MidCap 400 Index increased by 23.7%, a compound annual growth rate (“CAGR”) of approximately 7.3%, while our Total Stockholder Return increased 12.2%, a compound annual growth rate of approximately 3.9%.

CUMULATIVE STOCKHOLDER RETURN AIR LEASE vs S&P MIDCAP 400 INDEX

Senior Leadership Transition

As part of the Board’s long-term succession planning, on July 1, 2016 our former Chief Executive Officer and founder, Mr. Udvar-Házy, transitioned from Chairman and Chief Executive Officer to Executive Chairman of the Board, and Mr. Plueger, previously our Chief Operating Officer, became Chief Executive Officer. The Board believes that this management structure will allow us to extract the most value out of our management team and best positions the Company to benefit from the deep knowledge, industry relationships and operational experience of both the Executive Chairman and the Chief Executive Officer as the Company continues to grow.

The roles of Chief Executive Officer and Executive Chairman are distinct, but the partnership between our Chief Executive Officer and Executive Chairman has been the key component of our success. Mr. Udvar-Házy’s Executive Chairman role is a full-time position in which he uses his unparalleled relationships in the industry to continue to work closely with our airline customers, original equipment manufacturers (“OEMs”) and financiers in support of the Company’s business and long-term strategy. Mr. Plueger, as our Chief Executive Officer, is responsible for overall strategy, growing the Company’s

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business across all constituencies, expanding the Company’s core competencies and increasing stockholder returns. Messrs. Udvar-Házy and Plueger also continue to serve on our Board of Directors.

Mr. Willis, previously our Senior Vice President and Chief Financial Officer, has been elevated to Executive Vice President and Chief Financial Officer.

Stockholder Outreach and Executive Compensation Program Refinements

In an effort to better understand our investors’ perspective regarding our executive compensation program, we engaged in stockholder outreach in late 2015 and early 2016 and again in late 2016 and early 2017. Most recently, members of our management team and compensation committee member Cheryl Krongard conducted an extensive stockholder engagement program to better understand our stockholders’ viewpoints. In late 2016 and early 2017, the engagement team engaged with stockholders holding 48% of our stock as well as the proxy advisory firms. The invaluable feedback we heard from our stockholders throughout our engagement meetings was shared with the compensation committee and entire board, and was incorporated into 2016 compensation decisions, leadership changes in July 2016 and our 2017 compensation program.

Our compensation committee approved the below changes in response to stockholder feedback:

Demonstrated Responsiveness to Stockholder Feedback
Changes that Support Stronger Executive Pay with Company Performance Alignment
✓

Eliminated Employment Agreements.    In connection with the senior leadership changes made on July 1, 2016, the Company did not enter into new employment agreements with Messrs. Udvar-Házy and Plueger, whose employment agreements terminated on June 30, 2016. Instead, the Company entered into severance agreements to provide them moderate and reasonable severance benefits. The Company currently does not have any employment agreements with any of its officers.

✓

Decreased CEO Target Cash and Increased Cash at Risk.    In connection with our leadership transition, we changed our new Chief Executive Officer’s compensation structure to place a greater proportion of compensation at risk and subject to long-term Company performance:

○       Reduced Mr. Plueger’s annual salary from $1.5 million to $1 million

○     Maintained a target bonus of $1.5 million under our annual performance-based cash bonus program

○    Decreased target cash compensation by 17% and increased cash at risk by 10%

○     Discontinued participation in the deferred bonus plan (for both our Chief Executive Officer and our Executive Chairman)

○    Changed Mr. Plueger’s mix of compensation so that a significantly greater percentage of his target compensation is being delivered in equity and subject to long-term performance

✓

Replaced Deferred Cash Bonuses with LTI Awards.    In February 2016, we reduced the amount of our senior officers’ cash compensation by replacing long-term cash deferred bonuses with time-vesting restricted stock units beginning in 2016.

✓ Greater Percentage of Total Compensation Delivered in the Form of Equity. 2017 target cash for Chief Executive Officer is 36.4% of total compensation compared to 51% in 2016.

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✓

Beginning in 2015 and continuing in subsequent years, the compensation committee reset the beginning per share book value for annual Book Value RSU grants made in February to the actual book value per share on December 31st of the most recent year-end. The Company’s per share book value must steadily increase from December 31st of the prior year for the shares to vest.

✓

The compensation committee explored alternatives to our long-term incentive program to ensure that awards continue to focus executives on actions that generate sustainable value creation and create alignment with stockholders. The Committee determined that our Book Value RSUs and TSR RSUs (which have a 3-year performance measurement period and measure total stockholder return against the S&P MidCap 400 Index with target payout requiring achieving the 55th percentile) continue to be the best vehicles to achieve these purposes.

Changes that Support More Transparent Proxy Disclosures and Discussions of Executive Compensation Program
✓	Expanded compensation program disclosure to provide greater transparency, including by adding summaries and more tables
✓	Explained in greater detail why Messrs. Udvar-Házy and Plueger are individually and as partners highly valuable to our business and how that impacts compensation decisions
✓	Added disclosure regarding lack of a traditional industry peer group and how our compensation committee benchmarks compensation
✓

Added disclosure regarding the role of our independent Lead Director and Executive Chairman of the Board, and disclosed how the independent Lead Director works with the Executive Chairman of the Board and the Chief Executive Officer to provide rigorous Company oversight

✓	Supplemented disclosure about our Board and committee assessment process

Changes to our 2016 and 2017 executive compensation program result in a significantly greater percentage of our CEO’s target compensation being delivered in equity and subject to long-term Company performance

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2016 Executive Compensation Program

The compensation committee designed our 2016 compensation program to incentivize, reward and retain leaders who create long-term value for our stockholders. Material components of our 2016 compensation program are included in the chart below.

Pay Element	Form	2016 Metrics		2016 Performance Link
Salary	Cash	N/A		N/A
Annual Incentive Plan	Cash	Financial Metrics (80%)		✓	Revenue and dollar value of aircraft added to our fleet incentivize executives to grow our top line
		•	Overall Revenue	✓	Pre-tax operating margin and return on equity keep our executives focused on profitable growth and the efficient use of stockholders’ capital
		•	Dollar Value of Aircraft Added to Our Fleet
		•	Pre-Tax Operating Margin
		•	Pre-Tax Return on Equity
		Strategic Objectives (20%)			Our strategic objectives are directly linked to our financial stability and revenue
		•	Execute Aircraft Sales Plan
		•	Expand Aircraft Management Business	✓
		•	Add New Airline Customers
		•	Optimize Specified Internal Processes
Long-Term Incentive Plan	RSUs	•	Book Value (50%)	✓	Book value is a key value driver of our Company
		•	Relative TSR (50%)	✓	Relative TSR focuses executives on actions that will generate sustainable value creation
Deferred Bonus	RSUs	N/A		✓	Provide retention incentives that are time vesting and based on amounts already earned
				✓	Beginning in 2017, our CEO and Executive Chairman will no longer receive these incentives

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2016 Executive Compensation Decisions and Outcomes

The 2016 compensation outcomes were consistent with our pay-for-performance philosophy. Key decisions made and outcomes for 2016 included:

•	Base Salaries. As part of Mr. Plueger assuming the Chief Executive Officer position, his base salary was decreased from $1.5 million to $1 million and no changes were made to his base salary for 2017. Mr. Udvar-Házy’s annual salary remained unchanged at $1,800,000. The base salaries of other NEOs increased by an average of 2.2%.

•	Annual Bonus. Consistent with strong corporate performance, the corporate factor used to determine annual incentive compensation was 174%, resulting in (along with individual performance factors) of a bonus of 174% of target for the Chief Executive Officer and an average bonus of 176.5% of target for the remaining NEOs.

○	Revenues increased 16% to $1.4 billion, compared to 2015, supported by solid balance sheet growth with assets totaling $14.0 billion at year ended December 31, 2016.

○	Margins expanded with pretax profit margin of 40.9% for the year ended December 31, 2016 compared to 32.1% for the year ended December 31, 2015.

○	Pre-tax return on equity also grew to 18.1% at year ended December 31, 2016, from 13.6% at year ended December 31, 2015.

•	Long Term Incentives. As the compensation committee continued to rebalance total compensation so that a greater percentage of total compensation is delivered in the form of equity, the grant date value of LTI awarded to our NEOs in 2016 increased year over year. In February 2016, our NEOs received time-vesting RSUs in lieu of long-term cash bonuses. In addition, in July 2016, Mr. Plueger received a promotional LTI award.

Compensation Governance Best Practices

Another important objective of our executive compensation program is to incorporate pay and governance best practices, as highlighted below.

What We Do:

✓	Pay for Performance
✓	Double-Trigger Change in Control Provisions
✓	Provide moderate and reasonable severance benefits no greater than three times base salary and target annual bonus
✓	Manage the use of equity incentives conservatively with a net equity burn rate over the last year of less than 1%
✓	Tally Sheets
✓	Stock Ownership Guidelines (6x Base Salary for Chief Executive Officer)
✓	Mitigate Undue Risk
✓	Independent Compensation Consultant
✓	Clawback Policy
✓	Annual “Say-on-Pay”
✓	Robust Stockholder Engagement Program

What We Don’t Do:

x	Hedging and Pledging
x	Tax Gross-Ups
x	Dividend or Dividend Equivalents on Performance Awards
x	Re-Price Stock Options
x	Pension Benefits (other than 401(k))
x	Employment Agreements

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Stockholder Advisory Vote Approving Executive Compensation

Notwithstanding the majority of votes in favor of holding the advisory vote on named executive officer compensation every three years at the 2012 annual meeting of stockholders, the Board of Directors has decided to hold the advisory vote every year in response to the significant number of shares voted in favor of an annual vote and a desire to adopt what is now perceived to be a governance best practice. At the upcoming 2017 annual meeting, we again will provide our stockholders with the opportunity to approve, by a non-binding vote, executive compensation.

In May 2016 the advisory vote to approve named executive officer compensation (“compensation proposal”) received the affirmative support of 72.5% of our stockholders represented at the meeting and entitled to vote on the matter. In evaluating our executive compensation program, our compensation committee considered the voting results for the compensation proposal, our stockholder outreach and other factors as discussed in this CD&A.

Compensation Program Overview and Objectives

Our executive compensation program is designed to attract, retain and motivate the highest caliber executives in the aircraft leasing industry by offering a comprehensive compensation program that is attractive enough to entice and retain successful senior executives. We also believe it is important that our compensation program attracts the highly talented executive who is experienced and capable of managing our aircraft fleet with a small team to help drive our profitability. At the end of 2016, we had total assets of $14.0 billion and we had 76 total employees. We believe that the ratio of employees to total assets compares favorably to other companies in capital-intensive businesses. In addition to managing significant assets on a per employee basis, our team has delivered outstanding long term performance at a very low cost to stockholders. In fact, in 2016 our entire compensation expense (for all employees) represented just 4% of revenues.

Our executive compensation program also is designed to reward our executives for contributing to achievement of our annual and long-term objectives. We set robust goals to align performance based compensation with the creation of long-term value for our stockholders. We also believe that ownership of our stock is critical to alignment with our stockholders and our 76 employees along with our independent directors collectively own 10% of the Company.

How We Determine Compensation

Role of the compensation committee.    The compensation committee is composed of Dr. Sugar, who serves as Chairman of the committee, Ms. Krongard and Mr. Milton. The compensation committee oversees the design, administration and evaluation of our overall executive compensation program and recommends to the independent directors of the Board of Directors the total compensation for our Executive Chairman and our Chief Executive Officer and President. It also approves the total compensation for the other NEOs. Each member of the compensation committee must be an independent, non-employee director, as those terms are defined in SEC, NYSE and Internal Revenue Service rules. Among other things, the compensation committee will at least annually:

•	Review and adjust (or recommend adjustments to) each NEO’s compensation in order to ensure an appropriate mix of cash and equity, and an appropriate balance of fixed and at-risk compensation, in light of, among other factors, each individual’s particular role and responsibilities, personal motivations, stock ownership exposure and wealth accumulation.

•	Consult with the compensation committee’s independent compensation consultant to help ensure that the total compensation paid to each NEO is appropriate in light of our compensation objectives, tax and accounting considerations and compensation best practices.

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•	Consider specific input from stockholders on our executive compensation programs in the design of the next year’s executive compensation program.

•	Design annual incentive awards with quantitative factors and qualitative milestones applicable to all our officers that further our overall business objectives, and approve award payouts based on performance actually achieved.

Role of Stockholder Input on Executive Compensation.    In an effort to better understand our investors’ perspective regarding our executive compensation program, we engaged in stockholder outreach in late 2015 and early 2016 and again in late 2016 and early 2017. That outreach and the changes made to our 2016 and 2017 executive compensation program in response to that outreach are described more fully in the section titled Stockholder Outreach and Executive Compensation Program Refinements on page 28. These changes resulted in a significantly greater percentage of our Chief Executive Officer’s target compensation being delivered in equity and subject to long-term performance. We encourage stockholders to reach out with any questions or feedback related to our compensation program, and we are committed to hearing from our stockholders as part of our annual outreach process.

Role of Management.    The compensation committee formulates its recommendation for the overall compensation of our Executive Chairman and our Chief Executive Officer and President without management participation and reviews it with the independent members of the Board of Directors. Finally, the compensation committee determines the overall compensation of our other NEOs with input from our Chief Executive Officer and Executive Chairman. None of our NEOs is present when his compensation is discussed by the compensation committee. Our management administers all compensation and benefits programs, subject to the oversight of the compensation committee. This delegation to management is strictly limited to implementation of the programs, and does not include any discretion to make material decisions regarding the overall executive compensation program.

Role of Independent Compensation Consultant.    The compensation committee has engaged Exequity as an independent compensation consultant to provide advice with respect to compensation decisions for our executive officers. The independent compensation consultant assists in evaluating our compensation objectives, obtaining market information, and designing various aspects of our compensation program. The independent compensation consultant attends meetings of the compensation committee by invitation, and committee members have direct access to the independent compensation consultant without management involvement. The independent compensation consultant will also consult with our senior executives as directed by the compensation committee. The compensation committee has the sole authority to hire and fire the independent compensation consultant. In order to help ensure impartiality and objectivity, the compensation committee requires that the independent compensation consultant provide services only to the committee and not to management, absent specific committee approval. In 2016, Exequity did not perform any services unrelated to its compensation committee engagement, including any separate work for our management or employees. The independence of Exequity has been evaluated in accordance with SEC and NYSE rules, and it has been determined that its work did not raise any conflicts of interest.

Peer Group and Benchmarking

We operate in a highly-specialized industry in which most of the companies are foreign, private or are subsidiaries of other large companies. For this reason, traditional industry specific peer group benchmarking is challenging and would produce incomparable data. However, the compensation committee continues to regularly review information from our independent compensation consultant, Exequity, and reconsiders this decision each year after carefully examining potential peer companies.

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We currently refer to the S&P MidCap 400 Index as the basis for comparison in the Company’s TSR (total stockholder return) RSUs. The compensation committee believes it is not possible to develop a robust group of relevant direct industry peer companies against which to accurately benchmark our performance. The compensation committee has reconsidered this decision each year after carefully considering possible companies for a peer group.

Given that we have limited direct publicly-traded peers, it is equally challenging to find relevant and directly comparable compensation benchmarking data for our particular industry. Nevertheless, since 2012, Exequity has collected compensation information about similarly sized U.S.-based employers for the compensation committee’s consideration. External compensation data is considered holistically and is sourced from groups that represent potential labor markets for top executive talent for similar companies. The data sources include the following:

•	The entire S&P MidCap 400 Index
○	This is the group against which the Company benchmarks relative total stockholder return for TSR RSU performance purposes and reflects comparably capitalized companies regardless of industry affiliation.
•	Diversified financial services firms with market capitalizations between $1 billion and $10 billion
○	This group captures comparably capitalized companies that are focused on complex, high-value added, transactional activities.
•	Asset management firms within the diversified financial services firms described above
○	This group represents companies that employ highly skilled management teams that manage and oversee large capital and asset bases.

The committee also views data for the sole aircraft leasing company where compensation data is available (AirCastle). However, given the significant difference between our aircraft leasing business and the companies included in these data sources, our compensation committee does not make explicit compensation decisions based on how our compensation practices compare, nor do they target compensation to a specific benchmark of this group of companies. We use this information as a starting point in our compensation review process, to supplement the collective knowledge and experience of our Board of Directors, senior executives and the compensation consultant.

Our final compensation decisions continue to be based on individual performance, and guided by what we consider to be the amount and form of compensation that will best enable us to attract, motivate and retain the most talented executives and to focus them on the growth and long-term success of our business.

Risk Management

We believe that the best way to ensure our NEOs’ and other employees’ personal commitment to our long-term goals is to ensure that their financial rewards as stockholders will, over the long term, far outweigh any cash compensation they earn as employees. In this regard, the interests of our NEOs and our stockholders are strongly aligned. Our NEOs as a group beneficially own approximately 8.9% of our Class A Common Stock, and each NEO has made a meaningful personal investment in our stock.

In addition, our executive compensation program has been designed to discourage executives from taking unnecessary risks that could threaten the long-term interests of our company. As described in more detail in this CD&A, a significant portion of our incentive-based compensation has been tied to an increase in our book value, and not to metrics that may encourage risk-taking behavior focused on short-term results. Similarly, we have mitigated potential risk by subjecting regular annual equity awards granted since 2012 to performance-based vesting conditions. If the respective performance measures are achieved, awards tied to an increase in book value vest annually over three years and awards tied to total stockholder returns vest at the end of three years.

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We have also capped our short and long-term incentive opportunities; there is no upside associated with performance-based RSUs that vest based on book value and the total stockholder return (TSR) RSUs are capped at 200% of target to limit potential payouts even in instances of superior performance. In addition, the compensation committee caps the annual bonuses of our Chief Executive Officer and our Executive Chairman at 200% of target. We also base executive rewards on a variety of internal performance measures (as explained below) so as to avoid an over reliance on any singular indicator of performance. Additionally, since 2012 half of our long-term incentive awards were based on stockholder returns relative to a broad index. We believe that these design safeguards align our executive incentives and corresponding payouts with stockholder value creation. Also annually, the compensation committee’s independent compensation consultant performs a compensation risk analysis. As an additional safeguard, our Board of Directors also adopted a clawback policy relating to incentive compensation, as described below.

Stock Ownership Guidelines.    We also believe that our executives’ significant equity ownership in our Company aligns their long-term interests with those of our stockholders. Our Board of Directors has adopted stock ownership guidelines for our executive officers at the level of Executive Vice President or higher. Our Executive Chairman and Chief Executive Officer are each required to own Class A Common Stock equivalents with an aggregate market value equal to six times his annual rate of salary. As shown in the table below, both Mr. Plueger and Mr. Udvar-Házy beneficially own shares of our Class A Common Stock that far exceed their ownership requirements.

	Target Ownership		Actual Ownership
	Multiple of Base Salary	Multiple Expressed in Dollars	Multiple of Base Salary(1)	Value of Shares Held by Executive in Dollars(2)
John L. Plueger, Chief Executive Officer	6x	$6,000,000	29x	$28,972,359
Steven Udvar-Házy, Executive Chairman	6x	$10,800,000	114x	$205,340,615

1.	Based on 2016 Salary at December 31, 2016.
2.	Based on the closing price of the Company’s Class A Common Stock on March 7, 2017.

Each of our other executive officers subject to these guidelines is required to own Class A Common Stock equivalents with an aggregate market value equal to at least his or her annual rate of salary. Messrs. Chen, Levy, Willis and Baer each own shares of our Class A Common Stock that exceed this requirement. In addition, our guidelines require executive officers to retain 50% of after tax profits realized from Company equity incentive awards until ownership guidelines are met. Class A Common Stock equivalents are shares of Class A Common Stock owned personally by an executive officer and shares of Class A Common Stock underlying unvested RSUs that are subject to time-vesting only. Each executive officer subject to these guidelines has five years from the time he or she becomes subject to the guidelines to achieve the required level of ownership.

No Hedging or Pledging.    The Company has an anti-hedging and pledging policy applicable to our directors and executive officers. These individuals are prohibited from engaging in hedging transactions such as short-term or speculative transactions in the Company’s securities, including our Class A Common Stock. They also may not pledge their Company securities as collateral for a loan or in similar transactions.

Clawback Policy.    In February 2014 our Board of Directors adopted a clawback policy. The policy provides that we will require reimbursement of any incentive payments to an executive officer which was predicated upon achieving certain financial results that were subsequently the subject of a substantial restatement of Company financial statements filed with the SEC, if our Board of Directors determines that the executive engaged in intentional misconduct that caused or substantially caused the need for a

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substantial restatement of financial results and a lower payment would have been made to the executive based on the restated financial results. In each such instance, we will to the extent practicable, seek to recover from the individual executive the amount by which the individual executive’s incentive payments for the relevant period exceeded the lower payment that would have been made based on the restated financial results.

Compensation Changes in Connection with Senior Management Transition

On June 17, 2016, the Board approved, effective July 1, 2016, the transition of Mr. Udvar-Házy from Chief Executive Officer of the Company to Executive Chairman of the Board of Directors, a full-time officer position of the Company and Mr. Plueger from Chief Operating Officer and President to Chief Executive Officer and President. In connection with these appointments the compensation committee, with the advice of Exequity, LLP, approved compensation changes for Messrs. Plueger and Udvar-Házy effective with their new appointments.

Termination of Employment Agreements and Changes to Compensation.    The Company’s employment agreements with Messrs. Udvar-Házy and Plueger expired on June 30, 2016. The Company did not enter into new employment agreements with these officers, and as a result, the Company does not have employment agreements with any of its officers.

In connection with his appointment, Mr. Plueger’s annual base salary was decreased to $1,000,000 from $1,500,000 and his target bonus opportunity increased from 100% to 150% of his annual base salary (so that his target bonus opportunity remained the same after giving effect to the reduction in base salary), subject to achieving Company performance objectives. Beginning in 2017, he was no longer eligible to participate in the Company’s Amended and Restated Deferred Bonus Plan. Mr. Plueger was also granted a promotional award of RSUs which will vest in full on the third anniversary of the date of grant subject to certain conditions. These changes result in a significantly greater percentage of our Chief Executive Officer’s target compensation being delivered in equity and subject to long-term performance.

In connection with his transition, Mr. Udvar-Házy’s annual base salary remained unchanged at $1,800,000 and in 2016 his target bonus opportunity was 100% of base salary, subject to achieving Company performance objectives. Beginning in 2017, his target bonus opportunity increased to 120% of base salary, subject to achieving Company performance objectives to be determined by the compensation committee, and he was no longer eligible to participate in the Company’s Amended and Restated Deferred Bonus Plan.

Entry into Severance Agreements.    Each of Mr. Plueger and Mr. Udvar-Házy entered into a Severance Agreement (collectively, the “Severance Agreements”) with the Company, effective July 1, 2016 (the “Effective Date”) and ending on the third anniversary of the Effective Date, July 1, 2019, subject to additional one-year extensions. Except with respect to the equity award provisions, each of the Severance Agreements are substantially the same and similar to the severance benefits previously set forth in the employment agreements. A description of the Severance Agreements is provided on page 54 under the section titled Severance Agreements with our Executive Chairman and our Chief Executive Officer.

Elements of the Executive Compensation Program

We have three primary elements of our executive compensation program: annual compensation consisting of base salary, annual performance-based cash incentive bonuses and long-term equity incentive awards. Their significant performance-based compensation coupled with their significant ownership of the Company’s equity aligns each NEO’s interests with the interests of our stockholders. In 2016, approximately 78% of our Chief Executive Officer’s total compensation was performance-based and not guaranteed.

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Annual Compensation

Annual compensation is delivered in cash with a substantial variable portion at risk and contingent on the successful accomplishment of pre-established performance measures.

Base Salary.    Base salary is the main “fixed” component of our executive compensation program, and it is aimed primarily at attracting and retaining the best possible executive talent. The relative levels of base salary for our NEOs are based on the particular responsibilities and expectations associated with each executive’s position. Another factor that we consider extremely important is the experience of each NEO in our industry. We review salaries annually and consider possible merit increases, increases in connection with promotions and changes in responsibilities and market competitive factors.

None of our NEOs are guaranteed an annual salary increase. The base salaries of Messrs. Udvar-Házy and Plueger had remained unchanged since 2010 until the senior leadership change in July 2016 and were determined in accordance with their employment agreements which terminated at that time. In July 2016, Mr. Plueger’s annual salary was decreased from $1,500,000 to $1,000,000. Mr. Udvar-Házy’s annual salary remained unchanged at $1,800,000.

The base salaries of the other NEOs are determined by the compensation committee, with the input of Messrs. Plueger and Udvar-Házy and taking into consideration the objectives and philosophies of our overall executive compensation program, including market information.

The base salary percentage changes for our NEO’s compared to 2015 are as follows:

Title	Increase/Decrease % compared to 2015
Chief Executive Officer and President	(33.00%)
Executive Chairman	0%
Executive Vice President & Managing Director, Asia	0.77%
Executive Vice President	0.84%
Executive Vice President & Chief Financial Officer	14.00%
Executive Vice President	N/A

In determining Mr. Willis’ base salary, the compensation committee took into account his performance in 2016 and market information and his promotion to Executive Vice President in July 2016.

Performance-Based Annual Cash Incentives.    We pay annual cash bonuses to drive the achievement of key business results for the year and to recognize individuals based on their contributions to those results. Each year the compensation committee establishes performance guidelines for bonus payments (“performance measures”). These performance measures are developed taking into account the Company’s applicable fiscal year plan and its long-term strategy. These performance measures also take into account expectations regarding probability of achieving certain performance goals and include “stretch” goals that are supported by the business plan. Performance measures are set at the beginning of the performance period.

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For 2016, the compensation committee developed the following performance measures for the payment of annual incentive awards to our NEOs:

Performance Measures	Component Weighting	Link to Strategy
Overall Revenue	20%	Incentivizes top line growth
Pre-Tax Operating Margin	20%	Incentivize profitable growth and efficient use of stockholders capital
Pre-Tax Return on Equity	20%	Incentivize profitable growth and efficient use of stockholders capital
Dollar Value of Aircraft Added to our Fleet	20%	Incentivizes top line growth
Strategic Objectives	20%	Incentivizes focus on strategic priorities that grow stockholder value

The 2016 strategic objectives required our NEOs to:

•	Expand our aircraft management business

•	Add new airline customers

•	Continue to optimize specified internal processes

For 2016 performance, the compensation committee measured our performance to these strategic goals using each strategic goal’s minimum, target and maximum outcome.

2016 Operating Performance Measures Compared to 2015.    The compensation committee also continued its practice of establishing more rigorous goals tied to increasingly ambitious operating performance measures. The table below shows the increase of 2016 goals at ‘Target’ and at ‘Maximum’ levels over 2015 performance goals.

Performance Measures	2016 Target	2015 Target	Increase/ Decrease	% Increase/ Decrease Target
Overall Revenue	$1,387	$1,178	$209	17.7%
Pre-Tax Operating Margin	39.0%	34.8%	4.2%	12.1%
Pre-Tax Return on Equity	17.0%	14.1%	2.9%	20.6%
Dollar Value of Aircraft Added to our Fleet	$2,373	$2,749	($376)	(13.7%)

			Average	9.2%

Performance Measures	2016 Maximum	2015 Maximum	Increase/ Decrease	% Increase/ Decrease Maximum
Overall Revenue	$1,433	$1,213	$220	18.1%
Pre-Tax Operating Margin	41.4%	36.6%	4.8%	13.1%
Pre-Tax Return on Equity	18.5%	15.2%	3.3%	21.7%
Dollar Value of Aircraft Added to our Fleet	$2,523	$2,937	($414)	(14.1%)

			Average	9.7%

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Revenue, pre-tax operating margin and pre-tax return on equity are metrics that can be used to measure growth in our top line performance and profitability on a year-over-year basis. In contrast, the dollar value of aircraft added to our fleet in any given year is a different type of metric and is dependent on our pipeline, incremental aircraft opportunities and fleet management objectives for the year. As a result, and unlike the other performance metrics, we do not believe a year-over-year comparison in the dollar value of aircraft acquisitions is useful in illustrating the rigor of the performance target.

Measuring Performance at the End of the Year—Individual Opportunities.    Each NEO had the opportunity to earn his target award (a percentage of base salary) based on Company performance, as modified by an individual performance factor (determined by the compensation committee for 2016 to be between 0% and 120%), based on the achievement relative to individual performance goals. In the case of our Executive Chairman and our Chief Executive Officer, in no event can the award be in excess of 200% of target. We believe this individual performance modifier—which includes 100% downside leverage and only 20% upside leverage—provides the compensation committee with the ability to adjust each individual NEO’s bonus opportunity to reflect the individual’s performance during the year.

Measuring Performance at the End of the Year.    Below is the formula for determining annual performance based cash bonuses:

Target Award × Company Performance Factor × Individual Performance Factor

2016 Performance Results.    The weighted earned payout based on company performance for 2016 (Company Performance Factor) was 174%. A summary of these performance measures as well as the related fiscal 2016 results are as follows (dollars in millions):

		2016		Fiscal 2016
Performance Measure				Result	Interpolated	Component	Weighted
	Minimum	Target	Maximum	(Actual)	Payout	Weighting	Payout
Overall Revenues	$1,341	$1,387	$1,433	$1,419	170%	20%	34%
Pre-tax Operating Margin	36.7%	39.0%	41.4%	40.9%	179%	20%	36%
Pre-tax Return on Equity	15.4%	17.0%	18.5%	18.1%	177%	20%	35%
Dollar Value of Acquired Aircraft	$2,032	$2,373	$2,523	$2,754	200%	20%	40%
Strategic Goals	-	-	-	146%	146%	20%	29%
Total (Company Performance Factor)							174%

The weighted earned payout of 174% reflects the Company’s strong performance in 2016. The key drivers of our 2016 performance were the following:

•	Revenues increased 16% to $1.4 billion, compared to 2015, supported by solid balance sheet growth with assets totaling $14.0 billion at year ended December 31, 2016.
•	Margins expanded with pretax profit margin of 40.9% for the year ended December 31, 2016 compared to 32.1% for the year ended December 31, 2015.
•	Pre-tax return on equity also grew to 18.1% at year ended December 31, 2016, from 13.6% at year ended December 31, 2015.

With respect to our strategic objectives, the compensation committee quantitatively, and as applicable, qualitatively, assesses the Company’s performance of its strategic objectives. Each quarter the Company reports to the compensation committee and the full Board of Directors on its progress with a full assessment by the compensation committee after year end. This year, the compensation committee measured our performance using each strategic goal’s minimum, target and maximum outcome. If all of

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the strategic goals are met, payout at target is 100% and payout at maximum is 200%. Results between the points are interpolated on a linear basis.

Strategic Goal	Performance to Strategic Goal
Expand our aircraft management business	We expanded our fee-based aircraft management business and currently provide fee-based management services for 4 additional aircraft for a total of 30 but did not reach our maximum goal
Add new airline customers	We added 11 new airline customers, but we did not meet our maximum goal
Continue to optimize specified internal processes

We continued to optimize internal processes, including implementing a treasury management system, a mobile device management platform and hard drive encryption and obtained an investment grade rating, exceeding our target goal

Individual 2016 Performance.    The compensation committee also considered the individual performance of each of the NEOs. It considered, among other things, their individual contributions to our strong financial results in 2016, contributions to longer-term growth in 2017 and beyond and leadership within the Company, including their ability to motivate and leverage a very small team of professionals.

The compensation committee recognized Messrs. Plueger’s and Udvar-Házy’s individual contributions in leveraging industry relationships to grow our fleet, concluding opportunistic aircraft acquisitions and sales, building our management business, developing strategic initiatives, achieving record profitability and improving our stock price. The compensation committee recognized Mr. Chen’s contributions in executing on key leasing deals and cultivating an increasing number of relationships within Asia. The compensation committee also recognized Mr. Levy’s contributions to our increased leasing activities as well as his management of our airframe and engine manufacturing agreements. The compensation committee recognized Mr. Willis’ execution of our financial plan, including facilitating critical credit-rating upgrades and highly successful bank financing transactions. In addition to recognizing Mr. Baer’s key contributions to our leasing activities, the compensation committee also recognized his execution and facilitation of aircraft sales and specialty transactions.

After evaluating the Company’s strong performance relative to the guidelines established at the beginning of 2016 and taking into account individual contributions in 2016, our compensation committee awarded Messrs. Chen, Levy, Willis and Baer annual cash performance bonuses in the amounts set forth below and our compensation committee recommended, and our independent Board of Directors approved, annual cash performance bonuses for Messrs. Udvar-Házy and Plueger in the amounts set forth below.

Name	Target Bonus	Corporate Factor	Individual Factor	Actual Bonus
Mr. Plueger	$1,500,000	174%	100%	$2,610,000
Mr. Udvar-Házy	$1,800,000	174%	100%	$3,132,000
Mr. Chen	$922,000	174%	100%	$1,604,280
Mr. Levy	$810,000	174%	100%	$1,409,400
Mr. Willis	$588,500	174%	110%	$1,126,389
Mr. Baer	$640,000	174%	100%	$1,113,600

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Plans Applicable to our Annual Incentive Bonuses.     The 2013 Cash Bonus Plan provides for annual cash awards to our NEOs, other than our Executive Vice President and Chief Financial Officer, that recognize and reward the achievement of corporate performance goals and that are designed to qualify as performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code. Incentive awards are payable under the plan only if the Company has positive income before taxes for the period, and this requirement was met for the 2016 performance period. The total bonus pool cannot exceed 5% of the Company’s total revenues, and in 2016 the bonus pool far exceeded actual payments. The annual cash bonuses for the Executive Vice President and Chief Financial Officer and other executive officers who are not NEOs are determined in accordance with the Company’s other annual bonus plan.

Long-Term Equity Incentive Awards

Philosophy of Awarding Performance-Based Equity Incentive Compensation.     Consistent with our executive compensation objectives, the compensation committee believes that an important aspect of attracting and retaining exceptionally talented executives and aligning their interests with those of our stockholders is to provide performance-based equity incentive compensation. In determining the value of annual performance-based equity grants, the compensation committee considers the executive’s total compensation, target cash, mix of long-term and short-term compensation and internal guidelines.

On February 24, 2016, we made long-term performance-based equity incentive awards to all of our NEOs as part of our planned equity grant cycle. Our compensation committee established an overall value for each executive officer, and applied a mix of 50% RSUs that vest based on attainment of book value goals (the “Book Value RSUs”) and 50% RSUs that vest based on attainment of total stockholder return goals (the “TSR RSUs”). The compensation committee believes this mix creates a balanced incentive because the RSUs provide executives with the incentive to steadily increase the book value of the Company while seeking an overall increase in total stockholder return over a three-year period. These awards were made under our 2014 Equity Incentive Plan. All RSUs awarded in 2016 are denominated in share units, each of which is equivalent to one share of Class A Common Stock, and are subject to performance conditions and time-vesting.

The chart below shows the February 24, 2016 long-term equity incentive awards to our NEOs in the form of Book Value RSUs and TSR RSUs, including the number of shares of Class A Common Stock underlying the awards at the time of grant:

	Number of Book Value RSUs	Target / Maximum Number of TSR RSUs
Mr. Plueger	42,597	42,597/85,194
Mr. Udvar-Házy	59,438	59,438/118,876
Mr. Chen	15,180	15,180/30,360
Mr. Levy	13,131	13,130/26,260
Mr. Willis	6,980	6,980/13,960
Mr. Baer	10,375	10,374/20,748

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TSR RSUs.    The degree to which TSR RSUs vest depends on performance over a three-year measurement period. The number of shares to be received at the end of the three-year performance period, which runs from January 1, 2016 through December 31, 2018, will depend on our ranking within the S&P MidCap 400 Index as set forth in the table below. Results between the points in the table will be interpolated on a linear basis.

Actual TSR Percentile Ranking	Applicable Percentage
85th or higher	200%
70th	150%
55th	100%
40th	50%
below 25th	0%

Total stockholder return (TSR) is the change in price of a share of Class A Common Stock plus accumulated dividends over a specified period of time and is an indicator of management’s achievement of long-term growth in stockholder value. Comparing the Company’s TSR over a specified period of time to index companies’ returns over the same period of time is an objective external measure of the Company’s effectiveness in translating its results into stockholder returns. The compensation committee uses the TSR goals against the S&P MidCap 400 Index as the compensation committee believes it represents a broad range of investment alternatives with similar market capitalization as our Company. The compensation committee also believes that tying a portion of our executive compensation to the stockholder returns of similarly capitalized companies emphasizes our pay-for-performance philosophy. As previously discussed, we operate in a highly specialized industry with a finite number of other direct comparator companies, many of which are foreign, private or are subsidiaries of other companies. For that reason, the compensation committee believes it is not possible to develop a robust group of relevant peer companies against which to accurately benchmark our performance.

Book Value RSUs.    The Book Value RSUs generally vest in three equal installments over a three-year performance period, but only if the Company has met certain per share book value targets, as determined in accordance with GAAP, as of December 31, 2016, 2017 and 2018. The compensation committee reset the beginning per share book value for the 2016 Book Value RSUs grants to the actual book value per share on December 31, 2015. The Company’s per share book value must steadily increase from December 31, 2015 for the shares to vest. The per share book value targets for the February 24, 2016 awards are $30.91 in the first year, $32.46 in the second year and $34.08 in the third year. If a specified target is not attained as of December 31 of the applicable year, the installment for such year will not vest and will expire as of such date.

Promotional LTI Award.    In connection with Mr. Plueger becoming the Chief Executive Officer, he was awarded, on July 1, 2016, a promotional grant of 18,362 restricted stock units to be settled in shares of the Company’s Class A Common Stock (the “Plueger Promotional Grant”) with an aggregate value on the date of grant of $500,000 pursuant to the Air Lease Corporation 2014 Equity Incentive Plan. Subject to Mr. Plueger’s continued employment, the Plueger Promotional Grant vests on the third anniversary of the grant date, provided however that if Mr. Plueger’s employment is terminated without “cause” or for “good reason” or if his employment is terminated by reason of death or disability prior to vesting (as such terms are defined in the award agreement), the Plueger Promotional Grant will vest in full.

Vesting of Awards Previously Granted.    The Company’s December 31, 2016 per share book value was $32.89 and one-third of each of the February 24, 2016, February 24, 2015 and February 25, 2014 Book Value RSUs vested. The underlying shares were released and issued in accordance with their terms on February 23, 2017.

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On February 23, 2017, 43% of TSR RSUs that were granted on February 26, 2014 vested as the Company’s percentile ranking within the S&P MidCap 400 Index at the end of the three-year performance period on December 31, 2016 was 36%. If the Company’s actual TSR had been 85% or higher, the NEOs as a group would have had an opportunity to acquire an additional 184,942 shares with a value of $6,349,059 million.

Time-based RSUs—Bonus Awards.    On March 4, 2015, we made long-term equity incentive awards to two of our NEOs consisting of time-vesting RSUs that vest annually in three equal installments from the date of grant. Mr. Chen received 4,000 time-vesting RSUs and Mr. Willis received 8,000 time-vesting RSUs. The grants were made to recognize their contributions for certain major transactions in 2014. All awards were made under our 2014 Equity Incentive Plan. On March 4, 2016, the first tranche of one third of each NEO’s time-based RSUs vested and on March 4, 2017 the second tranche vested.

Long-Term Bonuses

Retention Bonuses.    Because we believed the Company’s initial success depended on each of Messrs. Udvar-Házy and Plueger remaining with the Company for the term of their employment agreements, each of them was eligible for a retention bonus for service completion upon completion of the three year term of their employment agreements, ending on June 30, 2016. The employment agreements concluded on June 30, 2016, and were not renewed. Neither Mr. Udvar-Házy nor Mr. Plueger are eligible for any new retention bonuses.

Deferred Bonuses.    Since our inception we have paid cash bonuses to our employees under our Amended and Restated Deferred Bonus Plan. The purpose of the plan is to provide retention incentives that are time-vesting and based on amounts already earned, thereby providing a balance against our incentives that are tied to uncertain, future performance. Under the plan, our employees have an opportunity to receive a cash bonus in an amount equal to a percentage of the aggregate amount of base salary and annual and other short-term cash bonus compensation paid with respect to a particular year. The deferred bonus will generally vest upon the second anniversary of the end of the year with respect to which the award was made, provided that the employee is still employed by us on a full-time basis on that date.

Until February 2016, our executive officers participated in our Amended and Restated Deferred Bonus Plan. Each executive received a cash payout in the amount set forth below for deferred bonuses granted in February 2015 and which vested on December 31, 2016. No further cash deferred bonuses have been granted to our executive officers under our Amended and Restated Deferred Bonus Plan.

Amount Paid— Vested Award 2015-2016(1)
Mr. Plueger	$391,500(2)
Mr. Udvar-Házy	$469,800(2)
Mr. Chen	$259,003
Mr. Levy	$196,439
Mr. Willis	$83,875
Mr. Baer	$173,390

1.	Vested on December 31, 2016 and paid in cash January 2017.
2.	Under their old employment agreements, Messrs. Plueger and Udvar-Házy had a right to receive a deferred cash bonus in an amount equal to 9% of his aggregate amount of base salary and annual and other short term cash bonus compensation paid with respect to a particular year.

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Messrs. Plueger and Udvar-Házy had a right under their employment agreements in effect in February 2016, to receive a deferred cash bonus in an amount equal to 9% of their aggregate amount of base salary and annual and other short-term cash bonus compensation paid (“annual cash compensation”) with respect to a particular year. They agreed to waive this right and received time-vesting RSUs with a grant date value of 9% of their respective 2015 annual cash compensation. They are no longer eligible to participate in the cash deferred bonus program.

In lieu of new deferred cash bonus awards, our NEOs received time-vesting RSU awards. The 2016 time-vesting RSU grants are set forth below:

Number of RSUs Granted(1)
Mr. Plueger	10,894
Mr. Udvar-Házy	13,073
Mr. Chen	6,340
Mr. Levy	5,663
Mr. Willis	2,833
Mr. Baer	4,563

1. Time-vesting RSUs were made under our 2014 Equity Incentive Plan on February 24, 2016 and veston December 31, 2017.

Other Compensation

Retirement Programs.    We maintain a 401(k) savings plan for our employees and, under the terms of the plan, will make matching contributions in amounts equal to 116% of up to 6% of the contributions made by each of Messrs. Plueger, Udvar-Házy, Chen, Levy and Baer and equal to 75% of up to 6% of the contributions made by Mr. Willis.

Benefits and Perquisites.    Our NEOs generally receive the same healthcare benefits as our other employees. We pay Mr. Plueger’s premiums for a $2.0 million term life insurance policy payable to his beneficiaries and we pay Mr. Udvar-Házy premiums for a $5.0 million term life insurance policy payable to his beneficiaries. In addition, we pay the premiums for Messrs. Plueger, Udvar-Házy Chen, Levy, Willis and Baer under our group term life insurance program, in which all of our employees participate.

Personal Use of Company Aircraft.    The Board of Directors adopted a travel policy that requires the Chief Executive Officer and President and the Executive Chairman to use, to the maximum extent practicable, Company-owned aircraft for personal use as well as business travel. In 2016, the incremental cost of Mr. Plueger’s and Mr. Udvar-Házy’s personal use of Company aircraft was approximately $59,892 and $80,423, respectively.

2017 Executive Compensation Program

The same key elements of our executive compensation program are applicable in 2017. In determining 2017 targeted compensation, the compensation committee considered, among other things, its compensation survey results and compared the proposed 2017 compensation to 2016 targeted compensation for each NEO.

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Annual Compensation

Base Salary.    Messrs. Plueger’s and Udvar-Házy’s base salary did not change. In 2017, the compensation committee increased base salaries for our other NEOs as follows: Mr. Chen, $922,000 to $930,000; Mr. Levy, $810,000 to $820,000; Mr. Willis, $588,500 to $610,000 and Baer, $640,000 to $660,000. In determining our NEO’s base salaries, the compensation committee took into account each NEO’s performance in 2016 and market information.

Annual Cash Incentives.    Subject to the achievement of key business results for 2017, we plan to pay annual cash incentives for 2017 to recognize individuals based on their contributions to those results. Similar to last year, the compensation committee developed the following 2017 performance-based guidelines for the payment of annual incentive awards to our NEOs:

Performance Measures	Component Weighting
Overall Revenue	20%
Pre-Tax Operating Margin	20%
Pre-Tax Return on Equity	20%
Dollar Value of Aircraft Added to our Fleet	20%
Strategic Objectives	20%

Long-Term Equity Incentive Awards

In February 2017, we made long-term equity incentive awards to each of our NEOs (the “February 2017 Awards”). In determining the grant-date value of the February 2017 Award to Mr. Plueger, the compensation committee considered Mr. Plueger’s overall compensation, including his reduced annual salary and discontinuation of his participation in the deferred bonus program and their goal to increase the percentage of the Chief Executive Officer’s pay in the form of performance-based equity with multi-year vesting. As a result, the compensation committee increased the value of Mr. Plueger’s February 2017 Award compared to his 2016 award. In determining the grant-date value of the February 2017 Award to Mr. Udvar-Házy, the compensation committee decreased the value of his award compared to his 2016 award. These long-term equity incentive awards were in the form of Book Value RSUs and TSR RSUs. The compensation committee continues to believe that this mix of Book Value RSUs and TSR RSUs creates a balanced incentive because the RSUs provide the executives the incentive to steadily increase the book value of the Company while seeking an overall increase in TSR over a three-year period. The compensation committee, as it did with last year’s grant, reset the beginning per share book value for the 2017 Book Value RSUs grants to the actual book value per share on December 31, 2016. The Company’s per share book value must steadily increase from December 31, 2016 for the shares to vest. Because the Company is a capital-intensive business (acquiring and leasing commercial aircraft), the book value, which is the Company’s assets minus its liabilities, is an important measure of the Company’s value. All awards were made under our 2014 Equity Incentive Plan.

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The chart below shows the number of shares of Class A Common Stock underlying the February 2017 Awards at the time of grant:

	Number of Book Value RSUs	Target / Maximum Number of TSR RSUs
Mr. Plueger	55,913	55,912/111,824
Mr. Udvar-Házy	35,505	35,504/71,008
Mr. Chen	12,581	12,580/25,160
Mr. Levy	11,183	11,182/22,634
Mr. Willis	7,339	7,338/14,676
Mr. Baer	9,086	9,086/18,172

Since 2016, instead of a long-term cash bonus, we made long-term equity incentive awards to our executive officers consisting of time-vesting RSUs that cliff vest (100%). In February 2017, the compensation committee made grants to our executive officers (other than our Chief Executive Officer and President and our Executive Chairman) consisting of time-vesting RSUs that vest on December 31, 2018, if the executive officer is still employed by the Company. We determined the value of the time-vesting RSUs using the same criteria used to determine long-term cash bonuses. The 2017 time-vesting RSU grants are set forth below:

Number of RSUs Granted(1)
Mr. Chen	5,392
Mr. Levy	4,809
Mr. Willis	3,645
Mr. Baer	3,799

1.	Time-vesting RSUs were made under our 2014 Equity Incentive Plan on February 23, 2017 and vest on December 31, 2018.

Executive Severance Plan

On February 21, 2017, the Board of Directors, upon the recommendation of the compensation committee, approved and adopted the Air Lease Corporation Executive Severance Plan (“Severance Plan”), effective as of February 22, 2017. The Severance Plan replaces the Company’s non-binding severance guidelines concerning severance and other benefits for executives who are vice-presidents and above in the event of an involuntary termination of employment or a termination without cause or for good reason following a change in control of the Company. Under the Severance Plan, Company employees who are vice presidents and above, who are designated by the Committee (or persons appointed by the Committee) and who are not party to an individual severance agreement (“Covered Employees”) would generally be entitled to receive severance benefits under the Severance Plan. The Committee initially designated 11 officers of the Company excluding the Executive Chairman of the Board of Directors and the Chief Executive Officer and President of the Company who each are a party to individual severance agreements. The severance benefits are generally conditioned upon execution of a release of claims and continued compliance with non-competition, confidentiality and non-solicitation provisions as set forth in the Severance Plan.

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Tax and Accounting Considerations

Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), generally disallows a federal income tax deduction for public companies for compensation in excess of $1.0 million paid for any fiscal year to the chief executive officer and the three other most highly compensated executive officers (other than the chief financial officer) unless the compensation qualifies as performance-based. Certain qualified performance-based compensation is not subject to the deduction limit. The Book Value RSUs, the TSR RSUs and the annual cash bonuses granted in 2016 to executive officers subject to Section 162(m) are expected to be tax deductible. Although tax consequences are considered in its compensation decisions, the compensation committee has not adopted a policy that all compensation must be deductible. Rather, the compensation committee gives priority to the overall compensation objectives discussed above.

Section 409A of the Code imposes an excise tax on the recipient of certain non-qualified deferred compensation. The compensation committee attempts to structure all executive compensation to comply with, or be exempt from, Section 409A.

The Company accounts for stock-based compensation in accordance with FASB ASC Topic 718, which requires the Company to recognize compensation expense for share-based payments (including stock options and other forms of equity compensation). FASB ASC Topic 718 is taken into account by the compensation committee when determining equity based compensation awards.

Compensation Committee Report

Management has prepared the Compensation Discussion and Analysis set forth above. The compensation committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis with the Company’s management. Based on this review and discussion, the compensation committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee

Dr. Ronald D. Sugar, Chairman

Cheryl Gordon Krongard

Robert A. Milton

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Executive Compensation Tables

Summary Compensation Table

The following table summarizes compensation paid to or earned by our NEOs during the fiscal years ended December 31, 2016, 2015 and 2014.

Name and principal position	Year	Salary ($)	Bonus ($)(1)	Stock awards* ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All other compensation ($)(4)	Total ($)
John L. Plueger Chief Executive Officer and President	2016	1,250,000	541,500	3,279,398	2,610,000	104,167	7,785,065
	2015	1,500,000	380,700	3,093,352	1,950,000	88,890	7,012,942
	2014	1,500,000	258,552	2,793,105	2,850,000	80,373	7,482,030
Steven F. Udvar-Házy	2016	1,800,000	649,801	3,817,607	3,132,000	287,212	9,686,620
Executive Chairman	2015	1,800,000	456,840	4,316,339	2,340,000	166,754	9,079,933
	2014	1,800,000	347,328	3,897,384	3,420,000	209,717	9,674,429
Jie Chen Executive Vice President & Managing Director, Asia	2016	920,833	259,003	1,060,523	1,604,280	37,195	3,881,834
	2015	914,167	246,881	1,229,799	1,248,975	31,261	3,671,083
	2014	905,596	228,500	1,063,983	2,141,502	30,191	4,369,772
Grant A. Levy	2016	808,875	196,439	922,439	1,409,400	37,296	3,374,449
Executive Vice President	2015	802,417	185,626	945,556	1,096,436	31,261	3,061,296
	2014	794,375	139,148	933,331	1,516,675	30,191	3,413,720
Gregory B. Willis	2016	555,917	83,875	485,301	1,126,389	21,333	2,272,815
Executive Vice President and Chief Financial Officer	2015	491,667	67,085	763,157	585,000	16,726	1,923,635
	2014	443,333	43,969	409,224	641,250	16,441	1,554,217
Marc H. Baer	2016	634,952	173,390	731,351	1,113,600	37,111	2,690,404
Executive Vice President

*	Stock awards consist of RSUs relating to shares of our Class A Common Stock.

(1)	Bonus: The 2016 bonus amounts are the payout of deferred bonuses vested on December 31, 2016. For Messrs. Plueger and Udvar-Házy the 2016 bonus amounts also include the retention bonuses granted in 2013 and vested on June 30, 2016 equal to 10% of 2016 base salary.

(2)	Stock Awards: These amounts represent the aggregate grant date fair value of awards of RSUs granted to our NEOs, computed in accordance with GAAP. Assumptions used in the calculations of these amounts, which do not correspond to the actual value that may be realized by the NEO, are included in Note 11 “Stock Based Compensation” to the financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016. The value of the full award for each of Messrs. Plueger, Udvar-Házy, Chen, Levy, Willis and Baer at 200% maximum performance for the TSR RSUs is $4,532,176, $5,565,679, $1,506,967, $1,308,592, $690,583 and $1,036,450 respectively.

(3)	Non-Equity Incentive Plan Compensation. The amount set forth for each of Messrs. Plueger, Udvar-Házy, Chen, Levy, Willis and Baer represents his annual incentive award for 2016.

(4)	Premium Payments: In 2016, we paid premiums on term life insurance and long-term supplemental disability policies for Messrs. Plueger, Udvar-Házy, Chen, Levy, Willis and Baer, in the aggregate amounts of $16,435, $178,949, $9,355, $9,456, $7,833 and $9,271, respectively.

401(k) Employer Matching Contributions:    In 2016, we made matching contributions to a 401(k) savings plan that we maintain for our employees of $27,840 for each of Messrs. Plueger, Udvar-Házy, Chen, Levy and Baer and $13,500 for Mr. Willis, in accordance with our policy.

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Personal Aircraft Usage:    In 2016, the incremental cost of the personal use of the Company aircraft for Mr. Plueger was $59,892 and for Mr. Udvar-Házy was $80,423 and as described above under Compensation Discussion and Analysis—Elements of the Executive Compensation Program—Personal Use of Company Aircraft.

Grants of Plan-Based Awards

The following table sets forth information concerning grants of plan-based awards made to our NEOs during the fiscal year ended December 31, 2016.

			Estimated future payouts under Non-equity incentive plan awards		Estimated future payouts under Equity incentive plan awards			All Other Stock Awards #	Grant date fair value of stock and option awards $(4)
Name	Grant date(s)(1)	Type of award	Target ($)	Maximum ($)	Threshold (#)(2)	Target (#)	Maximum (#)(3)
Mr. Plueger
		Annual Bonus	1,500,000	3,000,000	—	—	—	—	—
	2/24/2016	Book Value RSU	—	—	—	42,597	—	—	1,216,144
	2/24/2016	TSR RSU	—	—	10,649	42,597	85,194	—	1,252,778
	2/25/2016	Time Vesting RSU	—	—	—	—	—	10,894	310,479
	7/1/2016	Time Vesting RSU	—	—	—	—	—	18,362	499,997
Mr. Udvar-Házy
		Annual Bonus	1,800,000	3,600,000	—	—	—	—	—
	2/24/2016	Book Value RSU	—	—	—	59,438	—	—	1,696,955
	2/24/2016	TSR RSU	—	—	14,860	59,438	118,876	—	1,748,072
	2/25/2016	Time Vesting RSU	—	—	—	—	—	13,073	372,581
Mr. Chen
		Annual Bonus	922,000	1,844,000	—	—	—	—	—
	2/24/2016	Book Value RSU	—	—	—	15,180	—	—	433,389
	2/24/2016	TSR RSU	—	—	3,795	15,180	30,360	—	446,444
	2/25/2016	Time Vesting RSU	—	—	—	—	—	6,340	180,690
Mr. Levy
		Annual Bonus	810,000	1,620,000	—	—	—	—	—
	2/24/2016	Book Value RSU	—	—	—	13,131	—	—	374,890
	2/24/2016	TSR RSU	—	—	3,283	13,130	26,260	—	386,153
	2/25/2016	Time Vesting RSU	—	—	—	—	—	5,663	161,396
Mr. Willis
		Annual Bonus	588,500	1,177,000	—	—	—	—	—
	2/24/2016	Book Value RSU	—	—	—	6,980	—	—	199,279
	2/24/2016	TSR RSU	—	—	1,745	6,980	13,960	—	205,282
	2/25/2016	Time Vesting RSU	—	—	—	—	—	2,833	80,741
Mr. Baer
		Annual Bonus	640,000	1,280,000	—	—	—	—	—
	2/24/2016	Book Value RSU	—	—	—	10,375	—	—	296,206
	2/24/2016	TSR RSU	—	—	2,594	10,374	20,748	—	305,099
	2/25/2016	Time Vesting RSU	—	—	—	—	—	4,563	130,046

(1)	Grant Date: The grant date for the RSU award is the effective date of grant approved by the compensation committee of our Board of Directors.

(2)	Estimated future payouts under Equity incentive plan awards Threshold: Represents the number of shares issuable under total stockholder return (TSR) RSUs if the company’s ranking within the S&P MidCap 400 Index is at the 25th percentile as of December 31, 2018.

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(3)	Estimated future payouts under Equity incentive plan Maximum: Represents the number of shares issuable under TSR RSUs if the company’s ranking within the S&P MidCap 400 Index is at 85th percentile or higher as of December 31, 2018.

(4)	Grant date fair value of stock and option awards: The grant date fair value for each award is computed in accordance with GAAP. Assumptions used in the calculations of these amounts, which do not correspond to the actual value that may be realized by the NEOs, are included in Note 11 “Stock Based Compensation” to the financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

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Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning option awards and stock awards for our NEOs outstanding as of the end of the fiscal year ended December 31, 2016.

	Option awards*				Stock awards
Name	Grant date	Number of securities underlying unexercised options (#)(1) Exercisable	Option exercise price ($)	Option expiration date	Number of Units that have not vested	Value of Units that have not vested	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: market value or payout value of unearned shares, units or other rights that have not vested ($)(2)
Mr. Plueger	6/4/2010	700,000	20.00	6/4/2020	—	—	—	—
	8/11/2010	10,806	20.00	8/11/2020	—	—	—	—
	2/25/2014	—	—	—	—	—	11,161(3)	383,157
	2/25/2014	—	—	—	—	—	14,395(4)	494,180
	2/24/2015	—	—	—	—	—	22,409(5)	769,301
	2/24/2015	—	—	—	—	—	33,612(6)	1,153,900
	2/24/2016	—	—	—	—	—	42,597(7)	1,462,355
	2/24/2016	—	—	—	—	—	42,597(8)	1,462,355
	2/25/2016	—	—	—	10,894(10)	373,991	—	—
	7/1/2016	—	—	—	18,362(11)	630,367	—	—
Mr. Udvar-Házy	6/4/2010	1,737,500	20.00	6/4/2020	—	—	—	—
	8/11/2010	1,352	20.00	8/11/2020	—	—	—	—
	2/25/2014	—	—	—	—	—	15,573(3)	534,621
	2/25/2014	—	—	—	—	—	20,087(4)	689,587
	2/24/2015	—	—	—	—	—	31,268(5)	1,073,430
	2/24/2015	—	—	—	—	—	46,901(6)	1,610,111
	2/24/2016	—	—	—	—	—	59,438(7)	2,040,507
	2/24/2016	—	—	—	—	—	59,438(8)	2,040,507
	2/25/2016	—	—	—	13,073(10)	448,796	—	—
Mr. Chen	8/11/2010	140,000	20.00	8/11/2020	—	—	—	—
	4/25/2011	150,000	28.80	4/25/2021	—	—	—	—
	2/25/2014	—	—	—	—	—	4,251(3)	145,937
	2/25/2014	—	—	—	—	—	5,483(4)	188,231
	2/24/2015	—	—	—	—	—	7,803(5)	267,877
	2/24/2015	—	—	—	—	—	11,704(6)	401,798
	3/04/2015	—	—	—	2,667(9)	91,558	—	—
	2/24/2016	—	—	—	—	—	15,180(7)	521,129
	2/24/2016	—	—	—	—	—	15,180(8)	521,129
	2/25/2016	—	—	—	6,340(10)	217,652	—	—
Mr. Levy	7/14/2010	148,000	20.00	7/14/2020	—	—	—	—
	2/25/2014	—	—	—	—	—	3,729(3)	128,017
	2/25/2014	—	—	—	—	—	4,810(4)	165,127
	2/24/2015	—	—	—	—	—	6,850(5)	235,161
	2/24/2015	—	—	—	—	—	10,274(6)	352,706
	2/24/2016	—	—	—	—	—	13,131(7)	450,787
	2/24/2016	—	—	—	—	—	13,130(8)	450,753
	2/25/2016	—	—	—	5,663(10)	194,411	—	—
Mr. Willis	7/14/2010	15,000	20.00	7/14/2020	—	—	—	—
	2/25/2014	—	—	—	—	—	1,635(3)	56,130
	2/25/2014	—	—	—	—	—	2,109(4)	72,402
	2/24/2015	—	—	—	—	—	3,317(5)	113,873
	2/24/2015	—	—	—	—	—	4,974(6)	170,757
	3/04/2015	—	—	—	5,334(9)	183,116	—	—
	2/24/2016	—	—	—	—	—	6,980(7)	239,623
	2/24/2016	—	—	—	—	—	6,980(8)	239,623
	2/25/2016	—	—	—	2,833(10)	97,257	—	—
Mr. Baer	7/14/2010	144,000	20.00	7/14/2020	—	—	—	—
	2/25/2014	—	—	—	—	—	2,921(3)	100,278
	2/25/2014	—	—	—	—	—	3,766(4)	129,287
	2/24/2015	—	—	—	—	—	8,238(5)	282,811
	2/24/2015	—	—	—	—	—	12,356(6)	424,181
	2/24/2016	—	—	—	—	—	10,375(7)	356,174
	2/24/2016	—	—	—	—	—	10,374(8)	356,139
	2/25/2016	—	—	—	4,563(10)	156,648	—	—

*	Shares underlying the Option Awards and Stock Awards are shares of Class A Common Stock.

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(1)	All of the Option Awards were granted under our Amended and Restated 2010 Equity Incentive Plan and have vested.

(2)	The market value shown is based on the closing price of our Class A Common Stock as of December 31, 2016, which was $34.33.

(3)	The Book Value RSUs granted to our NEOs on February 25, 2014, vest in three equal installments over a three-year performance period, but only if the Company has met certain per share book value targets as of December 31, 2014, 2015 and 2016. The per share book value targets were met for all years. The third installment vested on December 31, 2016 and was released in February 2017.

(4)	The TSR RSUs granted to our NEOs on February 25, 2014, cliff vest at the end of the three-year performance period, which runs from January 1, 2014 through December 31, 2016, and the number of shares issuable depends on our ranking within the S&P MidCap 400 Index. 43% of the TSR RSUs vested on December 31, 2016 and were released in February 2017.

(5)	The Book Value RSUs granted to our NEOs on February 24, 2015, vest in three equal installments over a three-year performance period, but only if the Company has met certain per share book value targets as of December 31, 2015, 2016 and 2017. The per share book value targets were met for the first two installments. The second installment vested on December 31, 2016 and was released in February 2017. The per share book value target of the third installment is $31.34. If a specified target is not attained as of December 31 of the applicable year, the installment for such year will not vest and will expire as of such date.

(6)	The TSR RSUs granted to our NEOs on February 24, 2015, cliff vest at the end of the three-year performance period, which runs from January 1, 2015 through December 31, 2017, and the number of shares issuable will depend on our ranking within the S&P MidCap 400 Index. The number of TSR RSUs is a projected value at the target number of shares as the shares have only performed for two years of a three-year performance period.

(7)	The Book Value RSUs granted to our NEOs on February 24, 2016, vest in three equal installments over a three-year performance period, but only if the Company has met certain per share book value targets as of December 31, 2016, 2017 and 2018. The per share book value target was met for the first installment and one-third of the Book Value RSUs vested and were released in February 2017. The per share book value targets for the remaining installments are $32.46 in the second year and $34.08 in the third year. If a specified target is not attained as of December 31 of the applicable year, the installment for such year will not vest and will expire as of such date.

(8)	The TSR RSUs granted to our NEOs on February 24, 2016, cliff vest at the end of the three-year performance period, which runs from January 1, 2016 through December 31, 2018, and the number of shares issuable will depend on our ranking within the S&P MidCap 400 Index. The number of TSR RSUs is a projected value at the target number of shares as the shares have only performed for one year of a three-year performance period.

(9)	The Time Vesting RSUs granted to Messrs. Chen and Willis on March 4, 2015, vest annually in three equal installments. The first installment vested on March 4, 2016 and the second installment vested on March 4, 2017.

(10)	The Time Vesting RSUs granted to our NEOs on February 24, 2016, cliff vest (100%) on December 31, 2017.

(11)	The Time Vesting RSUs granted to Mr. Plueger on July 1, 2016, cliff vest (100%) on July 1, 2019.

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Option Exercises and Stock Vested

The following table sets forth information concerning options exercised and RSUs vested for our NEOs during the fiscal year ended December 31, 2016.

	Option awards		Stock awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)(1)	Number of shares acquired on vesting (#)(2)	Value realized on vesting ($)(3)
Mr. Plueger	—	—	79,546	2,351,380
Mr. Udvar-Házy	1,000	13,560	111,261	3,288,875
Mr. Chen	—	—	31,534	934,678
Mr. Levy	—	—	27,097	800,987
Mr. Willis	—	—	13,227	396,056
Mr. Baer	—	—	21,559	637,284

(1)	The “Value Realized on Exercise” represents the difference between the closing price of our Class A Common Stock on the New York Stock Exchange on the exercise date and the stock option exercise price multiplied by the number of stock options exercised.

(2)	Shares acquired were from awards made in 2014, 2015 and 2016.

(3)	The “Value Realized on Vesting” represents the product of the number of shares vested and the closing price of our Class A Common Stock on the New York Stock Exchange on the vesting date.

Employment Agreements and Arrangements and Potential Payments upon Termination or Change in Control

Employment Agreements

Our Company’s employment agreements with Mr. Udvar-Házy, our founder and Executive Chairman and Mr. Plueger, our Chief Executive Officer and President expired on June 30, 2016. The Company did not enter into new employment agreements with these officers. The original employment agreements were entered into when the Company was formed in 2010 and, at their expiry, the Board determined that they were no longer necessary. In connection with these officers becoming our Executive Chairman and our Chief Executive Officer and President, the Company entered into Severance Agreements with each of the officers, effective July 1, 2016, which are described below. Except with respect to the equity award provisions described below, the severance benefits set forth in each of the Severance Agreements are substantially the same and similar to the severance benefits previously set forth in their employment agreements.

Other Employment Arrangements

As described in the discussion and tables below, Messrs. Udvar-Házy’s and Plueger’s Severance Agreements and the Executive Severance Plan that became effective February 22, 2017, as described below, provide for payments and other benefits to our NEOs if their employment with us is terminated under certain circumstances, including following a change in control. Certain of our employee benefits plans, including our Amended and Restated 2010 Equity Incentive Plan and our 2014 Equity Incentive Plan and our NEOs’ award agreements under each of the plans, also provide for such benefits. Although an employee is entitled to severance benefits under any applicable Company agreement, an employee’s benefit under the Executive Severance Plan will be reduced by any other severance or termination payments received; currently the Executive Severance Plan provides the maximum severance or termination payments to be received.

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Severance Agreements with our Chief Executive Officer and President and our Executive Chairman

Severance Agreement with each of Mr. Plueger and Mr. Udvar-Házy.    The Severance Agreements between our Company and Mr. Plueger and Mr. Udvar-Házy were effective as of July 1, 2016, and terminate on the third anniversary of the effective date, July 1, 2019, (the “Term”), subject to additional one-year extensions. The terms of each of Mr. Plueger’s and Mr. Udvar-Házy’s Severance Agreements are substantially the same and, except with respect to the equity award provisions described below, each of the Severance Agreements provide for severance benefits that are substantially similar to the severance benefits previously provided for in each of Messrs. Udvar-Házy’s and Plueger’s employment agreements.

Termination Provisions under the Severance Agreements.    The terms of each of Mr. Plueger’s and Mr. Udvar-Házy’s Severance Agreements relating to termination of employment are described below:

(i)    Termination without Cause or by the executive for Good Reason Other Than within 24 months of a Change in Control.    If the executive’s employment is terminated by us without cause or by the executive for Good Reason (other than within 24 months of a change in control), as defined in his Severance Agreement and described below, he will be entitled to receive, subject in certain circumstances to delivering certain releases and/or agreements, the following:

•	accrued but unpaid salary and benefits, expense reimbursement, and any earned but unpaid annual bonus with respect to the last calendar year completed during his employment;
•	a prorated annual bonus with respect to the calendar year in which such termination occurs based on actual Company performance;
•	salary continuation, continued health coverage, and continued payment by us of the premiums for his group term life insurance policy until the second anniversary of the date of such termination;
•	two times the average of the annual bonus payments received during the thirty-six month period immediately prior to his date of termination, payable in substantially equal installments over the two year period following the termination of his employment; and
•	pro rata vesting based on actual Company performance for any then current performance periods for performance-based equity awards granted during the Term of the Severance Agreement.

(ii)    Termination without Cause or by executive for Good Reason within 24 months of a Change in Control. If the termination described above is within 24 months of a Change in Control, as defined under the 2014 Equity Incentive Plan and any successor plan, subject in certain circumstances to delivering certain releases and/or agreements, he will be entitled to receive the following:

•	accrued but unpaid salary and benefits, expense reimbursement, and any earned but unpaid annual bonus with respect to the last calendar year completed during his employment;
•	pro rata payout of the target annual bonus for the year in which the termination occurs;
•	a lump sum cash payment equal to three times the sum of his annual salary and target annual bonus;
•	a lump sum cash payment representing the costs of providing benefits under the group health plans in which he was participating at the time of termination of employment for a period of two years;
•	a lump sum cash payment of the premiums for his group term life insurance for a period of two years;

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•	full vesting at target level of performance for performance-based equity awards granted during the Term of the Severance Agreement; and
•	if any of the executive’s benefits are parachute payments, the executive will be entitled to (a) his benefits reduced so that no portion of such benefits is subject to excise tax or (b) his benefits without any such reduction, whichever is greater on an after-tax-basis.

(iii)    Termination due to disability or death.    If the executive’s employment is terminated due to disability or death, he, his estate or his beneficiaries will be entitled to receive accrued but unpaid salary and benefits, expense reimbursement, and any earned but unpaid annual bonus with respect to the last calendar year completed during his employment. In addition, he will be entitled to receive the following:

•	a prorated annual bonus with respect to the calendar year in which such termination occurs; and
•	continued vesting based on actual Company performance for performance-based equity awards granted during the Term of the Severance Agreement.

(iv)    Termination for Cause or by executive without Good Reason.    If the executive’s employment is terminated for cause, or he terminates his employment without Good Reason, he will be entitled to receive accrued but unpaid salary and benefits, expense reimbursement, and any earned but unpaid annual bonus with respect to the last calendar year completed during his employment.

“Cause” is defined for the purposes of each Severance Agreement as (i) conviction of, or plea of guilty or nolo contendere to, a felony or a crime of moral turpitude; (ii) willful fraud, misappropriation, dishonesty or embezzlement, having a material adverse financial, economic or reputational effect on the Company; (iii) willful misconduct or gross or willful neglect in the performance of duties; or (iv) breach in any material respect of the terms and provisions of the Severance Agreement. The Severance Agreement provides that in the event of termination of the executive’s employment pursuant to clauses (iii) or (iv), the Company shall provide the executive with a notice of termination not more than 30 days following the occurrence of such event (or if later, the Company’s actual knowledge of such event). The executive may not be terminated for “cause” unless such termination is approved by a vote of the majority of the entire Board of Directors (or such other vote require pursuant to the by-laws of the Company) at a meeting duly called and held at which the executive has the right to be present and be heard.

“Good Reason” under each Severance Agreement includes (i) the material reduction of the executive’s authority, duties and responsibilities, or the assignment to him of duties materially inconsistent with his position or positions with our Company or the failure to report directly to the Board of Directors; (ii) a reduction in his then current annual salary; or (iii) the relocation of his office more than 35 miles from his, then current office location. The executive must provide us with notice and a 30-day cure period, and if cured, the event or condition at issue will not constitute “Good Reason”.

The executive will have no obligation to mitigate damages in the event of a termination of his employment, and no payments under his Severance Agreement will be subject to offset in the event that the executive does mitigate.

Equity Award Arrangements

Mr. Plueger was granted a Promotional RSU in connection with his appointment as Chief Executive Officer and President which vests on the third anniversary of the grant date, provided however if Mr. Plueger’s employment is terminated without Cause or for Good Reason (as such terms are defined in the award agreement), or if his employment is terminated by reason of death or disability prior to vesting, the Promotional RSU will vest in full.

2017 Proxy Statement   |  Air Lease Corporation  |  55

Executive Severance Plan

On February 21, 2017, the Board of Directors, upon the recommendation of the compensation committee, approved and adopted the Air Lease Corporation Executive Severance Plan (“Severance Plan”), effective as of February 22, 2017. The Severance Plan replaces the Company’s non-binding severance guidelines concerning severance and other benefits for executives who are vice-presidents and above as described below. Under the Severance Plan, Company employees who are vice presidents and above, who are designated by the compensation committee (or persons appointed by the compensation committee) and who are not party to an individual severance agreement (“Covered Employees”) would generally be entitled to receive severance benefits under the Severance Plan. The compensation committee initially designated 11 officers of the Company (excluding the Chief Executive Officer and President and the Executive Chairman, who each are a party to individual severance agreements). The severance benefits are generally conditioned upon execution of a release of claims and continued compliance with non-competition, confidentiality and non-solicitation provisions as set forth in the Severance Plan.

Termination without Cause by the Company Other Than within Twenty-Four Months of a Change in Control.    If a Covered Employee’s employment is terminated by the Company without Cause, as defined in the Severance Plan, other than within twenty-four months of a Change in Control, as defined under the Company’s 2014 Equity Incentive Plan, the Covered Employee will be entitled to receive the following:

•	accrued but unpaid salary and benefits, expense reimbursement, and any earned but unpaid annual bonus with respect to the last calendar year completed during his or her employment (“Accrued Benefits”);
•	a prorated annual bonus with respect to the calendar year in which such termination occurs based on actual performance;
•	immediate prorata vesting of any outstanding deferred bonus awards granted under the Company’s Amended and Restated Deferred Bonus Plan (“Deferred Bonus Plan”);
•	an amount equal to the sum of the Covered Employee’s (x) annual salary in effect as of the date of termination and (y) the average of the annual bonus payments received during the thirty-six month period immediately prior to the Covered Employee’s date of termination, multiplied by a multiplier of 1x for executive vice presidents and by a multiplier of .5x for senior vice presidents, payable in substantially equal installments over one year from the date of termination for executive officers and six months from the date of termination for senior vice presidents;
•	continued health coverage until one year from the date of termination for executive vice presidents and six months from the date of termination for senior vice presidents;
•	pro rata vesting based on actual Company performance for any then current performance periods for outstanding performance-based equity awards; and
•	pro rata vesting through date of termination for outstanding time-vesting equity awards.

Termination without Cause or by the Covered Employee for Good Reason within 24 months of a Change in Control.    If a Covered Employee’s employment is terminated by the Company without Cause or is terminated by a Covered Employee for Good Reason, as defined in the Severance Plan, within 24 months of a Change in Control, the Covered Employee will be entitled to receive the following:

•	Accrued Benefits;
•	pro rata payout of the target annual bonus for the year in which the termination occurs;
•	full vesting of any outstanding deferred bonus awards granted under the Company’s Deferred Bonus Plan;

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•	a lump sum cash payment in an amount equal to the sum of the Covered Employee’s (x) annual salary in effect as of the date of termination and (y) target annual bonus for the calendar year in which the termination occurs, multiplied by a multiplier of 2x for executive vice presidents and by a multiplier of 1x for senior vice presidents;
•	a lump sum cash payment in an amount equal to the COBRA costs of providing benefits under the group health plans in which the Covered Employee was participating at the time of termination of employment for two years for executive vice presidents and one year for senior vice presidents;
•	full vesting at target level of performance for outstanding performance-based equity awards for any open performance periods; and
•	full vesting for outstanding time-vesting equity awards.

Termination due to disability or death.     If a Covered Employee’s employment is terminated due to disability or death, the Covered Employee or his or her estate or beneficiaries will be entitled to receive

•	Accrued Benefits;
•	a prorated annual bonus with respect to the calendar year in which such termination occurs;
•	continued vesting based on actual Company performance for outstanding performance-based equity awards; and
•	full vesting for outstanding time-vesting equity awards.

If any of the Covered Employee’s benefits are parachute payments, the Covered Employee will be entitled to (a) his or her benefits reduced so that no portion of such benefits is subject to excise tax or (b) his or her benefits without any such reduction, whichever is greater on an after-tax-basis.

The Board may amend, modify or terminate the Severance Plan at any time in its sole and exclusive discretion subject to certain limitations.

Non-binding Severance Guidelines

The non-binding guidelines concerning severance and other benefits in the event of an involuntary termination of employment, or a termination without cause or for good reason following a change in control of our Company were in effect as of December 31, 2016. The guidelines covered officers at the level of Vice President and higher other than Messrs. Udvar-Házy and Plueger and addressed potential cash severance, accelerated vesting and payment of certain bonuses, and other potential benefits that were granted in the compensation committee’s discretion. The guidelines suggested as severance a multiple of an eligible officer’s base salary and target bonus in the case of a termination of employment without cause or for good reason within 24 months following a change in control, and a multiple of an eligible officer’s base salary and the average of the officer’s three most recent annual bonuses in the case of a termination of employment without cause other than following a change in control. For Executive Vice Presidents, these multiples were 2x and 1x, respectively, while for Senior Vice Presidents and Vice Presidents, these multiples were1x and 0.5x, respectively. In addition, with respect to a termination without cause or for good reason following a change in control, the guidelines indicated that an officer would be eligible for payment of a prorated annual target bonus and acceleration and payment in full of his or her bonus under the Amended and Restated Deferred Bonus Plan. With respect to a termination without cause other than following a change in control, an officer would forfeit his or her annual bonus and deferred bonus.

Potential Payments upon Termination or Change in Control

The following tables describe and quantify payments and benefits to which our NEOs would have been entitled under various employment termination and change-in-control scenarios, assuming they occurred on December 31, 2016. If Messrs. Chen, Levy, Willis and Baer had been terminated on December 31,

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2016, they would have had no contractual right to severance and would have been subject to the non-binding severance guidelines discussed above. For purposes of the tables below, we have assumed that Messrs. Chen, Levy, Willis and Baer would have been paid the benefits under the Executive Severance Plan which was effective February 22, 2017. Certain of the amounts identified below are only estimates. Some amounts in the tables and footnotes have been rounded up to the nearest whole number.

Under the terms of the 2014 Equity Incentive Plan, a change in control generally means the first to occur of the following: (i) an acquisition by any person or group of beneficial ownership of 35% or more, on a fully diluted basis, of our outstanding shares of common stock or the combined voting power of our then outstanding voting securities entitled to vote generally in the election of directors, excluding any acquisition by the Company or any Affiliate, any acquisition directly from the Company, any acquisition by any employee benefit plan sponsored or maintained by the Company or any Affiliate or any acquisition that complies with clauses (A), (B), and (C) of clause (iv); (ii) individuals who were members of our Board on the effective date, and directors whose election or nomination for election was approved by a vote of at least two-thirds of such incumbent directors, cease to constitute at least a majority of our board; (iii) our complete dissolution or liquidation; or (iv) the consummation of a merger, consolidation, statutory share exchange, a sale or other disposition of all or substantially all of our assets or similar form of corporate transaction that requires the approval of our stockholders, unless immediately following any such transaction, (A) the majority of the total voting power of the surviving company (or parent corporation with voting power to elect a majority of the directors of the surviving company) is represented by our outstanding voting securities that were outstanding before the transaction and held by the holders thereof in substantially the same proportion as before the transaction, (B) no person or group becomes the beneficial owner, directly or indirectly, of 35% or more of the total voting power of the parent company or, absent a parent company, the surviving company, and (C) at least two-thirds of the directors of the parent company (or surviving company) following such transaction were members of our board at the time of the board approval for such transaction.

Regardless of the termination scenario, each of our NEOs will receive earned but unpaid base salary through the date of termination of his employment.

Post-employment and change in control payments—Mr. Plueger

Executive payments and benefits upon termination	Voluntary termination without good reason/ involuntary termination for cause	Involuntary termination without cause/for good reason		Termination due to death or disability		Change in control without a termination of employment	Involuntary termination without cause/for good reason in connection with a change in control
Compensation severance	$—	$9,630,000	(a)	$2,610,000	(b)	$—	$9,000,000	(c)
Acceleration of vesting of equity awards
Time Vested RSUs	—	630,367	(d)	1,004,358	(e)	—	802,425	(f)
Performance Vested RSUs	—	3,006,145	(g)	5,725,230	(h)	—	5,725,230	(h)
Benefits and perquisites
Term life insurance	—	11,778	(i)	—		—	11,778	(i)
Benefits	—	61,008	(j)	—		—	61,008	(j)
Total	—	13,339,298		9,339,588		—	15,600,441

(a)	Represents the aggregate of Mr. Plueger’s annual bonus for 2016 based on actual company performance, salary continuation at an annual rate of $1.0 million through December 31, 2018, and two times the average of the annual bonus payments received during the thirty-six month period immediately prior to his date of termination.

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(b)	Represents the amount of Mr. Plueger’s annual bonus for 2016 based on actual company performance.

(c)	Represents the aggregate of Mr. Plueger’s target annual bonus for 2016 and three times the sum of his base salary and target annual bonus for 2016.

(d)	Represents full vesting for the promotional RSUs scheduled to vest on July 1, 2019.

(e)	Represents full vesting for the time vested RSUs scheduled to vest on December 31, 2017. With respect to the promotional RSUs scheduled to vest on July 1, 2019 assumes full vesting.

(f)	Represents pro rata vesting of the time vested RSUs scheduled to vest on December 31, 2017. With respect to the promotional RSUs scheduled to vest on July 1, 2019 assumes full vesting.

(g)	With respect to the Book Value RSUs granted in February 2014, February 2015 and February 2016 for which the performance period ends December 31, 2016, represents pro rata vesting. With respect to TSR RSUs granted in February 2014, assumes vesting of 43% of TSR RSUs based on our percentile ranking of 36% in the S&P MidCap 400 Index as of December 31, 2016. With respect to the other outstanding TSR RSUs, assumes pro rata vesting. $1,749,416 of this value represents awards for which the performance period ended on December 31, 2016 and for which the underlying shares were released in February 2017.

(h)	With respect to the Book Value and TSR RSUs granted in February 2014, February 2015 and February 2016 for which the performance period ends on December 31, 2016 represents the full vesting of outstanding equity awards. With respect to TSR RSUs granted in February 2014, assumes vesting of 43% of TSR RSUs based on our percentile ranking of 36% in the S&P MidCap 400 Index as of December 31, 2016. With respect to the other outstanding TSR RSUs, assumes full vesting. $1,749,416 of this value represents awards for which the performance period ended on December 31, 2016 and for which the underlying shares were released in February 2017.

(i)	Represents the premium payments on the group term life insurance policy for Mr. Plueger that the Company would continue to pay. The total amount payable under the group term life insurance policy for Mr. Plueger is $1 million.

(j)	Represents health, dental and vision insurance premiums that would be paid by the Company for continued coverage, based on rates as of December 31, 2016.

Post-employment and change in control payments—Mr. Udvar-Házy

Executive payments and benefits upon termination	Voluntary termination without good reason/ involuntary termination for cause	Involuntary termination without cause/for good reason		Termination due to death or disability		Change in control without a termination of employment	Involuntary termination without cause/for good reason in connection with a change in control
Compensation severance	$—	$12,756,000	(a)	$3,132,000	(b)	$—	$12,600,000	(c)
Acceleration of vesting of equity awards
Time Vested RSUs	—	—		448,796	(d)	—	206,473	(e)
Performance Vested RSUs	—	4,194,617	(f)	7,988,712	(g)	—	7,988,712	(g)
Benefits and perquisites
Term life insurance	—	11,035	(h)	—		—	11,035	(h)
Benefits	—	61,008	(i)	—		—	61,008	(i)
Total	—	17,022,660		11,569,508		—	20,867,228

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(a)	Represents the aggregate of Mr. Udvar-Házy’s annual bonus for 2016 based on actual company performance, salary continuation at an annual rate of $1.8 million through December 31, 2018, and two times the average of the annual bonus payments received during the thirty-six month period immediately prior to his date of termination.

(b)	Represents the amount of Mr. Udvar-Házy’s annual bonus for 2016 based on actual company performance.

(c)	Represents the aggregate of Mr. Udvar-Házy’s target annual bonus for 2016 and three times the sum of his base salary and target annual bonus for 2016.

(d)	Represents full vesting for the time vested RSUs scheduled to vest on December 31, 2017.

(e)	Represents prorated vesting for the time vested RSUs scheduled to vest on December 31, 2017.

(f)	With respect to the Book Value RSUs granted in February 2014, February 2015 and February 2016 for which the performance period ends December 31, 2016, represents pro rata vesting. With respect to TSR RSUs granted in February 2014, assumes vesting of 43% of TSR RSUs based on our percentile ranking of 36% in the S&P MidCap 400 Index as of December 31, 2016. With respect to the other outstanding TSR RSUs, assumes pro rata vesting. $2,441,030 of this value represents awards for which the performance period ended on December 31, 2016 and for which the underlying shares were released in February 2017.

(g)	With respect to the Book Value and TSR RSUs granted in February 2014, February 2015 and February 2016 for which the performance period ends on December 31, 2016 represents the full vesting of outstanding equity awards. With respect to TSR RSUs granted in February 2014, assumes vesting of 43% of TSR RSUs based on our percentile ranking of 36% in the S&P MidCap 400 Index as of December 31, 2016. With respect to the other outstanding TSR RSUs, assumes full vesting. $2,441,030 of this value represents awards for which the performance period ended on December 31, 2016 and for which the underlying shares were released in February 2017.

(h)	Represents the premium payments on the group term life insurance policy for Mr. Udvar-Házy that the Company would continue to pay. The total amount payable under the group term life insurance policy for Mr. Udvar-Házy is $825,000.

(i)	Represents health, dental and vision insurance premiums that would be paid by the Company for continued coverage, based on rates as of December 31, 2016.

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Post-employment and change in control payments—Mr. Chen

Executive payments and benefits upon termination	Voluntary termination with or without good reason/ involuntary termination for cause	Involuntary termination without cause		Termination due to death or disability		Change in control without a termination of employment	Involuntary termination without cause or for good reason within twenty-four months following a change in control
Compensation severance	$—	$4,037,802	(a)	$1,604,280	(b)	$—	$4,610,000	(c)
Acceleration of vesting of equity awards
Time Vested RSUs	—	55,797	(d)	309,199	(e)	—	191,680	(f)
Performance Vested RSUs		1,083,413	(g)	2,046,118	(h)	—	2,046,118	(h)
Benefits and perquisites							—
Term life insurance	—	—		—		—	—
Benefits	—	30,504	(i)	—		—	61,008	(j)
Outplacement	—	—		—		—	—
Total	—	5,207,516		3,959,597		—	6,908,806

(a)	Represents the aggregate of Mr. Chen’s annual bonus for 2016 based on actual company performance, salary for 2016 and average of paid annual bonuses over the most recent three bonus payments.

(b)	Represents the amount of Mr. Chen’s annual bonus for 2016 based on actual company performance.

(c)	Represents the aggregate of Mr. Chen’s target annual bonus for 2016 and two times 2016 annual salary and target bonus.

(d)	Represents pro rata vesting of the time vested RSUs scheduled to vest on March 4, 2017.

(e)	Represents full vesting of the time vested RSUs scheduled to vest on December 31, 2017 and the time vested RSUs scheduled to vest on March 4, 2017 and March 4, 2018.

(f)	Represents pro rata vesting of the time vested RSUs scheduled to vest on December 31, 2017. With respect to the time vested RSUs scheduled to vest on March 4, 2017 and March 4, 2018 assumes full vesting.

(g)	With respect to the Book Value RSUs granted in February 2014, February 2015 and February 2016 for which the performance period ends December 31, 2016, represents pro rata vesting. With respect to TSR RSUs granted in February 2014, assumes vesting of 43% of TSR RSUs based on our percentile ranking of 36% in the S&P MidCap 400 Index as of December 31, 2016. With respect to the other outstanding TSR RSUs, assumes pro rata vesting. $641,838 of this value represents awards for which the performance period ended on December 31, 2016 and for which the underlying shares were released in February 2017.

(h)

With respect to the Book Value and TSR RSUs granted in February 2014, February 2015 and February 2016 for which the performance period ends on December 31, 2016 represents the full vesting of outstanding equity awards. With respect to TSR RSUs granted in February 2014, assumes vesting of 43% of TSR RSUs based on our percentile ranking of 36% in the S&P MidCap 400 Index as of December 31, 2016. With respect to the other outstanding TSR RSUs,

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assumes full vesting. $641,838 of this value represents awards for which the performance period ended on December 31, 2016 and for which the underlying shares were released in February 2017.

(i)	Represents health, dental and vision insurance premiums that would be paid by the Company for continued coverage for one year, based on rates as of December 31, 2016.

(j)	Represents health, dental and vision insurance premiums that would be paid by the Company for continued coverage for two years, based on rates as of December 31, 2016.

Post-employment and change in control payments—Mr. Levy

Executive payments and benefits upon termination	Voluntary termination with or without good reason/ involuntary termination for cause	Involuntary termination without cause		Termination due to death or disability		Change in control without a termination of employment	Involuntary termination without cause or for good reason within twenty-four months following a change in control
Compensation severance	$—	$3,631,379	(a)	$1,409,400	(b)	$—	$4,050,000	(c)
Acceleration of vesting of equity awards
Time Vested RSUs	—	—		194,411	(d)	—	89,440	(e)
Performance Vested RSUs	—	946,395	(f)	1,782,571	(g)	—	1,782,571	(g)
Benefits and perquisites
Term life insurance	—	—		—		—	—
Benefits	—	30,504	(h)	—		—	61,008	(i)
Outplacement	—	—		—		—	—
Total	—	4,608,278		3,386,382		—	5,983,019

(a)	Represents the aggregate of Mr. Levy’s annual bonus for 2016 based on actual company performance, salary for 2016 and average of paid annual bonuses over the most recent three bonus payments.

(b)	Represents the amount of Mr. Levy’s annual bonus for 2016 based on actual company performance.

(c)	Represents the aggregate of Mr. Levy’s target annual bonus for 2016 and two times 2016 annual salary and target bonus.

(d)	Represents full vesting for the time vested RSUs scheduled to vest on December 31, 2017.

(e)	Represents prorated vesting for the time vested RSUs scheduled to vest on December 31, 2017.

(f)	With respect to the Book Value RSUs granted in February 2014, February 2015 and February 2016 for which the performance period ends December 31, 2016, represents pro rata vesting. With respect to TSR RSUs granted in February 2014, assumes vesting of 43% of TSR RSUs based on our percentile ranking of 36% in the S&P MidCap 400 Index as of December 31, 2016. With respect to the other outstanding TSR RSUs, assumes pro rata vesting. $560,995 of this value represents awards for which the performance period ended on December 31, 2016 and for which the underlying shares were released in February 2017.

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(g)	With respect to the Book Value and TSR RSUs granted in February 2014, February 2015 and February 2016 for which the performance period ends on December 31, 2016 represents the full vesting of outstanding equity awards. With respect to TSR RSUs granted in February 2014, assumes vesting of 43% of TSR RSUs based on our percentile ranking of 36% in the S&P MidCap 400 Index as of December 31, 2016. With respect to the other outstanding TSR RSUs, assumes full vesting. $560,995 of this value represents awards for which the performance period ended on December 31, 2016 and for which the underlying shares were released in February 2017.

(h)	Represents health, dental and vision insurance premiums that would be paid by the Company for continued coverage for one year, based on rates as of December 31, 2016.

(i)	Represents health, dental and vision insurance premiums that would be paid by the Company for continued coverage for two years, based on rates as of December 31, 2016.

Post-employment and change in control payments—Mr. Willis

Executive payments and benefits upon termination	Voluntary termination with or without good reason/ involuntary termination for cause	Involuntary termination without cause		Termination due to death or disability		Change in control without a termination of employment	Involuntary termination without cause or for good reason within twenty-four months following a change in control
Compensation severance	$—	$2,287,803	(a)	$1,126,389	(b)	$—	$2,942,500	(c)
Acceleration of vesting of equity awards
Time Vested RSUs	—	111,593	(d)	280,350	(e)	—	227,837	(f)
Performance Vested RSUs		459,060	(g)	892,408	(h)	—	892,408	(h)
Benefits and perquisites
Term life insurance	—	—		—		—	—
Benefits	—	30,504	(i)	—		—	61,008	(j)
Outplacement	—	—		—		—	—
Total	—	2,888,960		2,299,147		—	4,123,753

(a)	Represents the aggregate of Mr. Willis’ annual bonus for 2016 based on actual company performance, salary for 2016 and average of paid annual bonuses over the most recent three bonus payments.

(b)	Represents the amount of Mr. Willis’ annual bonus for 2016 based on actual company performance.

(c)	Represents the aggregate of Mr. Willis’ target annual bonus for 2016 and two times 2016 annual salary and target bonus.

(d)	Represents pro rata vesting of the time vested RSUs scheduled to vest on March 4, 2017.

(e)	Represents full vesting of the time vested RSUs scheduled to vest on December 31, 2017 and the time vested RSUs scheduled to vest on March 4, 2017 and March 4, 2018.

(f)	Represents pro rata vesting of the time vested RSUs scheduled to vest on December 31, 2017. With respect to the time vested RSUs scheduled to vest on March 4, 2017 and March 4, 2018 assumes full vesting.

(g)	With respect to the Book Value RSUs granted in February 2014, February 2015 and February 2016 for which the performance period ends December 31, 2016, represents pro rata vesting.

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With respect to TSR RSUs granted in February 2014, assumes vesting of 43% of TSR RSUs based on our percentile ranking of 36% in the S&P MidCap 400 Index as of December 31, 2016. With respect to the other outstanding TSR RSUs, assumes pro rata vesting. $265,336 of this value represents awards for which the performance period ended on December 31, 2016 and for which the underlying shares were released in February 2017.

(h)	With respect to the Book Value and TSR RSUs granted in February 2014, February 2015 and February 2016 for which the performance period ends on December 31, 2016 represents the full vesting of outstanding equity awards. With respect to TSR RSUs granted in February 2014, assumes vesting of 43% of TSR RSUs based on our percentile ranking of 36% in the S&P MidCap 400 Index as of December 31, 2016. With respect to the other outstanding TSR RSUs, assumes full vesting. $265,336 of this value represents awards for which the performance period ended on December 31, 2016 and for which the underlying shares were released in February 2017.

(i)	Represents health, dental and vision insurance premiums that would be paid by the Company for continued coverage for one year, based on rates as of December 31, 2016.

(j)	Represents health, dental and vision insurance premiums that would be paid by the Company for continued coverage for two years, based on rates as of December 31, 2016.

Post-employment and change in control payments—Mr. Baer

Executive payments and benefits upon termination	Voluntary termination with or without good reason/ involuntary termination for cause	Involuntary termination without cause		Termination due to death or disability		Change in control without a termination of employment	Involuntary termination without cause or for good reason within twenty-four months following a change in control
Compensation severance	$—	$2,887,075	(a)	$1,113,600	(b)	—	$3,200,000	(c)
Acceleration of vesting of equity awards
Time Vested RSUs	—	—		156,648	(d)	—	72,067	(e)
Performance Vested RSUs	—	891,168	(f)	1,648,843	(g)	—	1,648,843	(g)
Benefits and perquisites
Term life insurance	—	—		—		—	—
Benefits	—	30,504	(h)	—			61,008	(i)
Outplacement	—	—		—		—	—
Total	—	3,808,747		2,919,091		—	4,981,918

a)	Represents the aggregate of Mr. Baer’s annual bonus for 2016 based on actual company performance, salary for 2016 and average of paid annual bonuses over the most recent three bonus payments.

(b)	Represents the amount of Mr. Baer’s annual bonus for 2016 based on actual company performance.

(c)	Represents the aggregate of Mr. Baer’s target annual bonus for 2016 and two times 2016 annual salary and target bonus.

(d)	Represents full vesting for the time vested RSUs scheduled to vest on December 31, 2017.

(e)	Represents prorated vesting for the time vested RSUs scheduled to vest on December 31, 2017.

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(f)	With respect to the Book Value RSUs granted in February 2014, February 2015 and February 2016 for which the performance period ends December 31, 2016, represents pro rata vesting. With respect to TSR RSUs granted in February 2014, assumes vesting of 43% of TSR RSUs based on our percentile ranking of 36% in the S&P MidCap 400 Index as of December 31, 2016. With respect to the other outstanding TSR RSUs, assumes pro rata vesting. $560,995 of this value represents awards for which the performance period ended on December 31, 2016 and for which the underlying shares were released in February 2017.

(g)	With respect to the Book Value and TSR RSUs granted in February 2014, February 2015 and February 2016 for which the performance period ends on December 31, 2016 represents the full vesting of outstanding equity awards. With respect to TSR RSUs granted in February 2014, assumes vesting of 43% of TSR RSUs based on our percentile ranking of 36% in the S&P MidCap 400 Index as of December 31, 2016. With respect to the other outstanding TSR RSUs, assumes full vesting. $560,995 of this value represents awards for which the performance period ended on December 31, 2016 and for which the underlying shares were released in February 2017.

(h)	Represents health, dental and vision insurance premiums that would be paid by the Company for continued coverage for one year, based on rates as of December 31, 2016.

(i)	Represents health, dental and vision insurance premiums that would be paid by the Company for continued coverage for two years, based on rates as of December 31, 2016.

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Audit-Related Matters

Audit Committee Report

The audit committee has reviewed and discussed the Company’s audited financial statements with our management, and has discussed with our independent registered public accounting firm the matters required to be discussed by Rules on Auditing Standard No. 1301, Communications with Audit Committees and Related and Transitional Amendments to the Public Company Accounting Oversight Board Standards, and by the audit committee’s charter. The audit committee has received written disclosures and the letter from our independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, and has discussed with the independent registered public accounting firm its independence.

Based on this review and these discussions, the audit committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for fiscal year 2016 for filing with the Securities and Exchange Commission.

Audit Committee

Matthew J. Hart, Chairman

Robert A. Milton

Ian M. Saines

Independent Auditor Fees and Services

KPMG LLP served as our independent registered public accounting firm in 2016 and 2015. Services provided by KPMG and related fees in each of those years were as follows:

	2016	2015
Audit Fees	$1,521,550	$1,304,589
Audit-Related Fees(1)	221,200	201,978
Tax Fees	—	355,536
All Other Fees	—	—

Total Fees	$1,742,750	$1,862,103

(1)	The nature of the services comprising these fees were assurance and related services related to the performance of the audit or review of the financial statements and not reported under “Audit Fees” above.

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Auditor Services Pre-Approval Policy

Our audit committee has approved and adopted an Audit and Non-Audit Services Pre-Approval Policy which sets forth the procedures and conditions pursuant to which services to be performed by our independent registered public accounting firm are to be pre-approved. The policy provides that the audit committee will annually consider for approval, and approve as it deems appropriate and consistent with the policy and applicable law, a schedule listing proposed engagements and specified audit and non-audit services expected to be provided by the independent registered public accounting firm commencing during the upcoming year. As stated in the policy, in determining whether to pre-approve services, the audit committee may consider, among other factors: (1) whether the services are consistent with applicable rules on auditor independence; (2) whether the independent registered public accounting firm is best positioned to provide the services in an effective and efficient manner, taking into consideration its familiarity with our business, people, culture, accounting systems, risk profile and other factors; and (3) whether the services might enhance our ability to manage or control risk or improve audit quality. Under the policy, the audit committee may delegate preapproval authority to one or more of its members. The policy contemplates that our Chief Financial Officer, or his designee, will provide a quarterly report to the audit committee listing services performed by and fees paid to the independent registered public accounting firm during the current fiscal year and the previous quarter, including a reconciliation of the actual fees of the independent auditors compared to the budget for such services as approved by the audit committee.

The audit committee approved all audit and audit-related services provided by KPMG during 2016 in accordance with this policy.

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Other Matters

General Information

When and where is the Annual Meeting being held?

The Annual Meeting will be held on Wednesday, May 3, 2017, at 7:30 a.m., Pacific Time, at Century Plaza Towers, 2029 Century Park East, Concourse Level, Conference Room A, Los Angeles, California 90067.

What is the purpose of this Proxy Statement?

The Board of Directors is providing you with this Proxy Statement to solicit your voting proxy for the Annual Meeting. It provides you with information to help you decide how you want your shares to be voted at the Annual Meeting. This Proxy Statement and the Notice of Annual Meeting are first being made available to stockholders on or about March 24, 2017.

Why did I receive a one-page notice in the mail regarding the internet availability of proxy materials instead of a full set of proxy materials in the mail as I have received in the past?

This year, we have elected to provide our stockholders access to our proxy materials and 2016 Annual Report on the internet instead of sending a full set of printed proxy materials to all of our stockholders. We are sending to most of our stockholders a Notice of Internet Availability of Proxy Materials (a “Notice”). If you receive a Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you request it. Instead, the Notice instructs you on how to access and review all of the important information contained in the 2017 Proxy Statement and 2016 Annual Report. The Notice also instructs you on how you may submit your proxy over the internet or by telephone. If you receive a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice. If you request printed materials by mail, these printed proxy materials also include the voting instruction form for the Annual Meeting. This Notice also instructs you on how you may submit your vote over the internet, by phone or by mail.

What is the quorum requirement for the Annual Meeting?

For stockholders to take action at the Annual Meeting, a majority of the shares of our Class A Common Stock entitled to vote must be present or represented at the Annual Meeting. This is called a quorum. Your shares will be counted for purposes of determining a quorum if (a) you are entitled to vote and you are present at the Annual Meeting or (b) you have properly voted by proxy online, by phone or by submitting a proxy card or voting instruction form by mail. Abstentions and broker non-votes are counted for this purpose.

Who may vote at the Annual Meeting?

Stockholders of record of the 103,002,696 shares of our Class A Common Stock issued and outstanding at the close of business on March 7, 2017, which is the “record date” for the Annual Meeting, are entitled to one vote for each share held. In addition to stockholders of record of our Class A Common Stock, “beneficial owners of shares held in street name” as of the record date can vote using the methods described below under “How do I cast my vote?” There is no cumulative voting.

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What is the difference between a “stockholder of record” and a “beneficial owner of shares held in street name”?

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered a “stockholder of record”.

If your shares are held in an account at a brokerage firm, a bank or other similar organization or by another holder of record, then you are considered the “beneficial owner” of the shares, and the shares are considered to be held in “street name”. As a beneficial owner you have the right to instruct your broker, bank, trustee or nominee how to vote your shares.

How do I cast my vote?

Stockholders of record may vote by filling out the proxy card and returning it in the envelope provided or by calling the toll-free number found on the proxy card or online at the internet voting website provided on the proxy card. Stockholders of record may also vote in person at the Annual Meeting.

If you are a beneficial owner, you may vote by proxy online by entering the control number found in your Notice of Internet Availability. If you requested printed copies of the proxy materials by mail, you will receive a voting instruction form and you may vote by proxy by calling the toll-free number found on the voting instruction form or by filling out the voting instruction form and returning it in the envelope provided. The availability of online or phone voting may depend on the voting process of the organization that holds your shares. Beneficial owners who want to attend and vote in person at the Annual Meeting will need to obtain a legal proxy from the organization that holds their shares and present it with their ballot.

How can I change my vote?

Stockholders of record can revoke and change a prior proxy vote by submitting a later-dated proxy online, by phone or by mail or by voting in person at the Annual Meeting, or by sending a letter to our Secretary at the address for our principal executive office listed on the cover page of this Proxy Statement so that it arrives no later than the close of business on May 2, 2017. Only your latest proxy card or voting instruction form received in accordance with the requirements above will be counted. If you are a beneficial owner, you will need to contact the organization that holds your shares to obtain instructions on how to change your vote.

Who are the proxies?

The named proxies for the Annual Meeting are Carol H. Forsyte, John L. Plueger and Steven F. Udvar-Házy and they will follow all properly submitted voting instructions.

What happens if I do not give specific voting instructions?

If you are a stockholder of record, the proxies will vote as the Board of Directors recommends as to any submitted instructions that do not direct how to vote on any item of business, and will vote in their judgment on any other matters properly presented at the Annual Meeting.

If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, then the organization that holds your shares may generally vote your shares in their discretion on “routine matters” but cannot vote on “non-routine” matters.

What is a broker non-vote?

A broker non-vote occurs when an organization that holds the shares of a beneficial owner of shares does not receive voting instructions from the beneficial owner on how to vote the shares on a non-routine matter and the organization does not have discretionary authority under applicable rules to vote on a proposal. At the Annual Meeting, we understand that organizations have discretionary authority to vote

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only on the proposal to ratify the appointment of our independent registered public accounting firm. Therefore, broker non-votes may exist in connection with Proposal 1 and Proposal 3.

What are the votes required to approve the proposals?

Election of Directors.    A director nominee will be elected to the Board of Directors if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election at the Annual Meeting pursuant to the Company’s Bylaws. Abstentions and broker non-votes will have no effect on the outcome of the director election.

Ratification of Appointment of KPMG as our Independent Registered Public Accounting Firm.    The affirmative vote of the holders of a majority of the shares present in person or by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of KPMG LLP. Abstentions will have the same effect as a vote “Against” the proposal.

Advisory Vote to Approve Named Executive Officer Compensation.    With regard to the stockholder advisory vote on executive compensation, the affirmative vote of the holders of a majority of the shares present in person or by proxy and entitled to vote at the Annual Meeting will be required for the advisory approval. Abstentions will have the same effect as a vote “Against” the proposal. Broker non-votes will have no effect on the outcome of the advisory vote. The results of this vote are not binding on the Board of Directors.

Are there any dissenters’ rights available?

There are no rights of appraisal or other rights of dissenters with respect to any matter to be acted upon at the Annual Meeting.

Who is paying the costs of soliciting proxies?

The Company is paying the costs of soliciting proxies on behalf of the Board of Directors. In addition to this Proxy Statement, our officers, directors and other employees may solicit proxies personally or in writing or by telephone for no additional compensation. We will, if requested, reimburse banks, brokers and other custodians and nominees for their reasonable expenses in providing these materials to their beneficial holders. We have hired D.F. King & Co., Inc., a professional advisory firm, to assist us in proxy solicitation. We will pay D.F. King & Co., Inc. $11,500 plus reimbursement of out-of-pocket expenses.

Who will serve as the inspector of the election?

We have engaged First Coast Results, Inc. to count the votes and act as an independent inspector of the election.

How can I obtain directions to be able to attend the meeting and vote in person?

You may request directions to the location of the Annual Meeting by sending a letter to our Secretary at the address for our principal executive office listed on the cover page of this Proxy Statement.

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Ownership of Air Lease Corporation Class A Common Stock

The following table sets forth information as of March 7, 2017, except as noted below, regarding the beneficial ownership of our Class A Common Stock by:

•	each person known by us to beneficially own more than five percent of our Class A Common Stock;

•	each of our named executive officers;

•	each of our directors and nominees; and

•	all of our executive officers, directors and nominees, as a group.

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if they have or share the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof, or have the right to acquire such powers within 60 days. Unless otherwise indicated, each person has sole voting and investment power over the shares reported.

In computing the percentage ownership of a person, shares of our Class A Common Stock subject to options held by that person which are exercisable within 60 days of March 7, 2017 or restricted stock units held by that person which will vest within 60 days of March 7, 2017, are deemed to be outstanding. The shares subject to such options or restricted stock units are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. All percentages in the following table are based on a total of 103,002,696 shares of our Class A Common Stock outstanding as of March 7, 2017. The address of each person named in the table below, unless otherwise indicated, is c/o Air Lease Corporation, 2000 Avenue of the Stars, Suite 1000N, Los Angeles, California 90067.

	Class A Common Stock
Name of beneficial owner	Number of shares beneficially owned	%
Greater than 5% Stockholders
Artisan Partners Limited Partnership (1)	8,904,843	8.65%
The Vanguard Group (2)	7,159,687	6.95%
Steven F. Udvar-Házy(3)	7,067,176	6.75%
FMR LLC(4) Named Executive Officers, Directors and Nominees	6,093,799	5.92%
John L. Plueger(5)	1,424,860	1.37%
Steven F. Udvar-Házy (3)	7,067,176	6.75%
Jie Chen (6)	527,675	*
Grant A. Levy (7)	309,852	*
Gregory B. Willis(8)	57,015	*
Marc H. Baer(9)	275,201	*
Matthew J. Hart (10)	30,889	*
Cheryl Gordon Krongard (10)	22,147	*
Marshall O. Larsen (11)	14,629	*
Robert A. Milton (10)	30,889	*
Ian M. Saines (11)	20,493	*
Dr. Ronald D. Sugar(12)	70,889	*

All executive officers, directors and nominees, as a group (16 persons)(13)	10,371,918	9.76%

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*	Represents beneficial ownership of less than 1%.

(1)	Based on a Schedule 13G filed with the SEC on February 3, 2017 jointly by Artisan Partners Limited Partnership (“APLP”), Artisan Investments GP LLC (“Artisan Investments”), Artisan Partners Holdings LP (“Artisan Holdings”), Artisan Partners Asset Management Inc. (“APAM”) and Artisan Partners Funds, Inc. (“Artisan Funds”). APLP is an investment advisor, and Artisan Funds is an investment company. Artisan Holdings is the sole limited partner of APLP and the sole member of Artisan Investments. Artisan Investments is the general partner of APLP, and APAM is the general partner of Artisan Holdings. The Schedule 13G reported that the shares of Class A Common Stock have been acquired on behalf of discretionary clients of APLP, which holds 8,904,843 shares, including 5,260,210 shares on behalf of Artisan Funds over which Artisan Funds has shared voting and investment power. In addition, the Schedule 13G reported that APLP, Artisan Investments, Artisan Holdings and APAM each has shared voting with respect to 8,472,483 shares of Class A Common Stock and shared dispositive power with respect to 8,904,843 shares of Class A Common Stock. APLP, Artisan Investments, Artisan Holdings, APAM and Artisan Funds are all located at 875 East Wisconsin Avenue, Suite 800, Milwaukee, WI 53202. The foregoing Schedule 13G reported information as of December 31, 2016.

(2)	Based solely on an amendment to a Schedule 13G filed with the SEC by The Vanguard Group on February 9, 2017, The Vanguard Group, as the parent holding company, is the beneficial owner of 7,159,687 shares of Class A Common Stock with sole voting power over 56,809 shares, shared voting power over 11,424 shares, sole dispositive power over 7,096,658 shares and shared dispositive power over 63,029 shares. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355. The foregoing amended Schedule 13G reported information as of December 31, 2016.

(3)	Consists of 871,985 shares of Class A Common Stock held directly by Mr. Udvar-Házy; 328,889 shares of Class A Common Stock held directly by Air Intercontinental, Inc.; 101,667 shares of Class A Common Stock held directly by Ocean Equities, Inc.; 35,925 shares of Class A Common Stock held directly by Emerald Financial LLC; 2,700,000 and 1,209,558 shares of Class A Common Stock held directly by two trusts, respectively, of which Mr. Udvar-Házy is the trustee and has sole voting and investment power; 100 shares of Class A Common Stock held by Mr. Udvar-Házy as custodian for a grandchild, 80,200 shares of Class A Common Stock held directly in the aggregate by Mr. Udvar-Házy’s wife and children; and 1,738,852 options to purchase Class A Common Stock held directly by Mr. Udvar-Házy, all of which are exercisable. Mr. Udvar-Házy has sole voting and investment power with respect to the shares held by Air Intercontinental, Inc., of which he is the sole stockholder and one of three directors. The remaining directors, his wife and one of his sons disclaim beneficial ownership of the shares held by Air Intercontinental, Inc., except to the extent of their respective pecuniary interests therein. Mr. Udvar-Házy has sole voting and investment power with respect to the shares held by Ocean Equities, Inc. A trust of which Mr. Udvar-Házy is the trustee is the sole stockholder of Ocean Equities, Inc., and Mr. Udvar-Házy is one of the three directors. The remaining directors, his wife and one of his sons, disclaim beneficial ownership of the shares held by Ocean Equities, Inc., except to the extent of their respective pecuniary interests therein. Mr. Udvar-Házy has sole voting and investment power with respect to the shares of Class A Common Stock held by Emerald Financial LLC. A trust of which he is trustee controls a majority of the membership interests in Emerald Financial LLC; in addition, Mr. Udvar-Házy is one of three managers of Emerald Financial LLC, together with his wife and one of his daughters. His wife and his daughter disclaim beneficial ownership of the shares held by Emerald Financial LLC, except to the extent of their respective pecuniary interests therein. Mr. Udvar-Házy disclaims beneficial ownership of the shares held directly by his wife and children, except to the extent of his pecuniary interest therein.

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(4)	Based solely on an amendment to a Schedule 13G filed with the SEC by FMR LLC on February 14, 2017, FMR LLC, as the parent holding company, is the beneficial owner of 6,093,799 shares of Class A Common Stock with sole voting power over 307,463 shares and sole dispositive power over 6,093,799 shares. The address for FMR LLC is 245 Summer Street, Boston, Massachusetts 02210. The foregoing amended Schedule 13G reported information as of December 30, 2016.

(5)	Consists of 713,054 shares of Class A Common Stock held by Mr. Plueger over which Mr. Plueger shares voting and investment power; 710,806 options to purchase Class A Common Stock held by Mr. Plueger, all of which are exercisable; and 1,000 shares of Class A Common Stock held in the aggregate by Mr. Plueger’s children. Mr. Plueger disclaims beneficial ownership of the shares held directly by his children, except to the extent of his pecuniary interest therein.

(6)	Consists of 237,275 shares of Class A Common Stock held by Mr. Chen of which Mr. Chen shares voting and investment power over 226,972 of these shares, 290,000 options to purchase Class A Common Stock held by Mr. Chen, all of which are exercisable; and 400 shares of Class A Common Stock held by Mr. Chen for his child as custodian under the Uniform Gift to Minors Act.

(7)	Consists of 160,352 shares of Class A Common Stock held by Mr. Levy of which Mr. Levy shares voting and investment power over 151,845 of these shares; 148,000 options to purchase Class A Common Stock held by Mr. Levy, all of which are exercisable; and 1,500 shares of Class A Common Stock held in the aggregate by Mr. Levy’s children. Mr. Levy disclaims beneficial ownership of the shares held by his children, except to the extent of his pecuniary interest therein.

(8)	Consists of 42,015 shares of Class A Common Stock held by Mr. Willis and 15,000 options to purchase Class A Common Stock held by Mr. Willis, all of which are exercisable.

(9)	Consists of 131,201 shares of Class A Common Stock held by Mr. Baer of which Mr. Baer shares voting and investment power over 123,863 of these shares and 144,000 options to purchase Class A Common Stock held by Mr. Baer, all of which are exercisable.

(10)	Includes 3,982 shares of Class A Common Stock underlying restricted stock units held by the director that vest within 60 days of March 7, 2017.

(11)	Includes 7,073 shares of Class A Common Stock underlying restricted stock units held by the director which are deemed to be beneficially owned on March 7, 2017, including the restricted stock units described in footnote (10) above.

(12)	Consists of 16,907 shares of Class A Common Stock, including 3,982 shares of Class A Common Stock underlying restricted stock units as described in footnote (10) above, held by Dr. Sugar and 50,000 shares of Class A Common Stock held by a trust of which Dr. Sugar is a co-trustee; Dr. Sugar shares voting and investment power over the shares held by the trust.

(13)	Includes 3,263,158 options to purchase Class A Common Stock held in the aggregate by the executive officers of the Company, all of which are exercisable and 30,074 shares of Class A Common Stock underlying restricted stock units held in the aggregate by non-employee directors which are deemed to be beneficially owned as of March 7, 2017. All directors, nominees and current executive officers have sole voting and investment power over 8,944,485 of these shares and shared voting and investment power over 1,427,433 of these shares.

*	Represents beneficial ownership of less than 1%.

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Section 16(a) Beneficial Ownership Reporting Compliance

Based solely on written representations furnished to us from reporting persons and our review of Forms 3, 4 and 5 and any amendments thereto furnished to us, we believe all such Forms required to be filed during 2016 under Section 16(a) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), were filed on a timely basis.

Stockholder Proposals and Director Nominations for our 2018 Annual Meeting of Stockholders

To be included in the proxy statement and form of proxy for our 2018 annual meeting of stockholders, we must receive no later than November 24, 2017 any stockholder proposal that a stockholder intends to be presented at the meeting.

Under our bylaws, written notice of nominations to the Board of Directors and any other business proposed by a stockholder of record that is not to be included in the proxy statement for the 2017 annual meeting of stockholders must be received by the Secretary at our principal executive office not less than 90 days nor more than 120 days prior to the first anniversary of this year’s Annual Meeting (so long as the 2017 annual meeting is held no more than 30 days before and no more than 70 days after such anniversary). Accordingly, notice of any such nominations or other business meeting all of the requirements set forth in our bylaws must be received by the Secretary between January 3, 2018 and February 2, 2018. SEC rules permit the Company’s management to vote proxies in its discretion with respect to such matters if we advise stockholders how management intends to vote.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements with respect to two or more security holders sharing the same address by delivering in a single envelope all of the Notices or a single copy of the proxy statement and annual report addressed to those security holders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for security holders and cost savings for companies.

Brokers with accountholders who are the Company’s stockholders may be “householding” our proxy materials. As a result, all of the Notices or a single copy of the proxy statement and annual report may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from an affected stockholder. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice or copy of the proxy statement and annual report, please notify your broker or call 1-310-553-0555 or write us at Secretary, 2000 Avenue of the Stars, Suite 1000N Los Angeles, CA 90067. Stockholders who currently receive multiple copies of the Notices or copies of the proxy statement and annual report at their address and would like to request “householding” of their communications should contact their broker.

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AIR LEASE CORPORATION 2000 AVENUE OF THE STARS SUITE 1000N LOS ANGELES, CA 90067 VOTE BY INTERNET - www.fcrvote.com/airlease Visit the Internet voting website at http://www.fcrvote.com/airlease. Have this proxy card ready and follow the instructions on your screen. You will incur only your usual Internet charges. Available 24 hours a day, 7 days a week until 11:59 p.m. (EDT) on May 2, 2017. VOTE BY PHONE - 1-866-291-6774 This method of voting is available for residents of the U.S. and Canada. On a touch tone telephone, call TOLL FREE 1-866-291-6774, 24 hours a day, 7 days a week. Have this proxy card ready, then follow the prerecorded instructions. Your vote will be confirmed and cast as you have directed. Available 24 hours a day, 7 days a week until 11:59 p.m. (EDT) on May 2, 2017. VOTE BY MAIL Simply sign and date your proxy card and return it in the enclosed postage-paid envelope to First Coast Results Inc., P.O. Box 3672, Ponte Vedra Beach, FL 32004-9911. If you are voting by telephone or the Internet, please do not mail your proxy card. THE PROXY STATEMENT, AS WELL AS OTHER PROXY MATERIALS DISTRIBUTED BY AIR LEASE CORPORATION ARE AVAILABLE FREE OF CHARGE ONLINE AT HTTP://WWW.AIRLEASECORP.COM Control Number TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. AIR LEASE CORPORATION The Board of Directors recommends you vote “FOR” all Nominees listed in Proposal 1, and “FOR” Proposals 2 and 3. Nominees: For Against Abstain 1a. Matthew J. Hart 1b. Cheryl Gordon Krongard 1c. Marshall O. Larsen 1d. Robert A. Milton 1e. John L. Plueger 1f. Ian M. Saines 1g. Dr. Ronald D. Sugar 1h. Steven F. Udvar-Házy 1. Elect eight Directors, each to serve for a one-year term. For Against Abstain 2. Ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2017. 3. Advisory vote to approve named executive officer compensation. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by an authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on May 3, 2017: The Notice and Proxy Statement and Annual Report are available online at http://www.airleasecorp.com AIR LEASE CORPORATION PROXY FOR THE 2017 ANNUAL MEETING OF STOCKHOLDERS To be held Wednesday, May 3, 2017 7:30 a.m., Pacific Time Century Plaza Towers 2029 Century Park East Concourse Level, Conference Room A Los Angeles, California 90067 THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS Receipt of the proxy materials for the 2017 Annual Meeting of Stockholders of Air Lease Corporation (the “Company”) is hereby acknowledged. The undersigned hereby appoints Carol H. Forsyte, John L. Plueger and Steven F. Udvar-Házy, and each of them, attorney, agent and proxy of the undersigned, with full power of substitution, to vote all shares of Class A Common Stock of the Company that the undersigned would be entitled to cast if personally present at the 2017 Annual Meeting of Stockholders of the Company and at any postponement or adjournment thereof. THIS PROXY WILL BE VOTED AS INSTRUCTED BY THE UNDERSIGNED ON THE REVERSE SIDE. IF NO INSTRUCTION IS MADE, THE PROXY WILL BE VOTED AS TO ALL OF THE UNDERSIGNED’S SHARES FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR LISTED ON THE REVERSE SIDE, FOR PROPOSALS 2 AND 3, AND ACCORDING TO THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF. VOTING INSTRUCTIONS MUST BE RECEIVED BY 11:59 P.M., EASTERN TIME, ON MAY 2, 2017. Continued and to be signed on reverse side